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This document is important and requires your immediate attention. If you are in doubt as to how to respond to the Offer described in this Directors' Circular, you should consult with your investment dealer, stockbroker, bank manager, lawyer or other professional advisor.

DIRECTORS' CIRCULAR

RECOMMENDING

ACCEPTANCE

OF THE OFFER BY

CHINALCO CANADA B.C. HOLDINGS LTD.

a wholly-owned subsidiary of

ALUMINUM CORPORATION OF CHINA

TO PURCHASE ALL OF THE ISSUED AND
OUTSTANDING COMMON SHARES OF

PERU COPPER INC.

FOR CDN$6.60 IN CASH PER COMMON SHARE

DIRECTORS' RECOMMENDATION
THE BOARD OF DIRECTORS OF PERU COPPER UNANIMOUSLY
RECOMMENDS THAT SHAREHOLDERS ACCEPT THE OFFER AND TENDER
THEIR PERU COPPER SHARES TO THE OFFER.

JUNE 25, 2007

Notice to Shareholders in the United States

The Offer is made for securities of a Canadian issuer, and while the Offer is subject to Canadian disclosure requirements, securityholders should be aware that these requirements are different from those of the United States. The enforcement by securityholders of civil liabilities under the United States federal securities laws may be adversely affected by the fact that Peru Copper is incorporated in Canada, and that a majority of its officers and directors are residents of countries other than the United States.

FORWARD-LOOKING STATEMENTS

        Certain information included in this Directors' Circular, including information relating to the acquisition by Chinalco Canada B.C. Holdings Ltd., a wholly-owned subsidiary of Aluminum Corporation of China, of Peru Copper by way of a takeover bid as outlined in the Offering Circular (as hereinafter defined), and the future financial or operating performance of the Offeror (as hereinafter defined) and other statements that express management's expectations or estimates of future performance, constitute "forward-looking statements". These statements relate to analyses and other information that are based on forecasts of future results, estimates of amounts not yet determinable and assumptions of management.

        Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance (often, but not always, using words or phrases such as "expects", "anticipates", "plans", "projects", "estimates", "assumes", "intends", "strategy", "goals", "objectives", "potential", "budgets", "scheduled", "predicts", "believes" or variations thereof or stating that certain actions, events or results "may", "could", "would", "might" or "will" be taken, occur or be achieved, or the negative of any of these terms and similar expressions) are not statements of historical fact and may be "forward-looking statements". Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties and contingencies.

        Peru Copper cautions the reader that such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual financial results, performance or achievements to be materially different from the estimated future results, performance or achievements expressed or implied by those forward-looking statements and the forward-looking statements are not guarantees of future performance. Peru Copper's current management will not, however, have control over what happens following completion of the Offer.

        Peru Copper's forward-looking statements are based on the expectations, beliefs and opinions of management as of the date of this Directors' Circular. Peru Copper expressly disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise, except as required by applicable law. For the reasons set forth above, Shareholders should not place undue reliance on forward-looking statements.

        This Directors' Circular also includes certain forward-looking statements made by the Offeror. Such statements are forward-looking statements of the Offeror. See the Offering Circular for a discussion of certain risks, uncertainties and other factors relating to forward-looking statements of the Offeror.

CURRENCY AND EXCHANGE RATE INFORMATION

        All dollar references in this Directors' Circular are in Canadian dollars, unless otherwise indicated.

        The following table sets out the high and low exchange rates for one US dollar expressed in Canadian dollars for the period indicated and the average of such exchange rates, and the exchange rate at the end of such period, in each case, based upon the closing rate of the Bank of Canada:

		Year Ended December 31,
	Three Months Ended March 31, 2007
		2006	2005	2004
High	1.1878	1.1794	1.2734	1.4003
Low	1.1500	1.0948	1.1427	1.1746
Rate at end of period	1.1546	1.1654	1.1630	1.2020
Averate rate per period	1.1716	1.1343	1.2114	1.3013

        On June 22, 2007, the exchange rate for one US dollar expressed in Canadian dollars based upon the Bank of Canada Noon Rate was $1.0676.

AVAILABILITY OF DISCLOSURE DOCUMENTS

        Peru Copper is a reporting issuer or equivalent in all provinces of Canada and files its continuous disclosure documents and other documents with the Canadian securities regulatory authorities in those provinces. Continuous disclosure documents are available at www.sedar.com.

DIRECTORS' CIRCULAR

        This Directors' Circular (the "Directors' Circular") is issued by the board of directors (the "Board of Directors") of Peru Copper Inc. ("Peru Copper") in connection with the offer (the "Offer") made by Chinalco Canada B.C. Holdings Ltd. ("Chinalco Holdings"), a wholly-owned subsidiary of Aluminum Corporation of China ("Chinalco"), to shareholders of Peru Copper (the "Shareholders") to purchase all of the outstanding common shares of Peru Copper (other than the common shares of Peru Copper held directly or indirectly by the Offeror and its affiliates), including common shares of Peru Copper that may become outstanding after the date of the Offer but before the Expiry Time upon the exercise of outstanding stock options (the "Peru Copper Options") (collectively, the "Peru Copper Shares"). For the purposes of this Directors' Circular, the term "Offeror" shall mean Chinalco together with Chinalco Holdings.

        Under the Offer, each Shareholder will receive $6.60 in cash (the "Offer Price") for each Peru Copper Share. The terms and conditions of the Offer are set out in the accompanying offer to purchase and circular of the Offeror dated June 25, 2007 (the "Offering Circular").

        The Offer was made pursuant to the terms of a support agreement dated June 10, 2007, as amended, between Peru Copper and Chinalco, which agreement (and the rights and obligations thereunder) was subsequently assigned by Chinalco to Chinalco Holdings (the "Support Agreement") and will be open for acceptance until 12:00 noon (Toronto time) (the "Expiry Time") on July 31, 2007 (the "Expiry Date"), unless extended or withdrawn by the Offeror. No Peru Copper Shares will be taken up and paid for pursuant to the Offer prior to the Expiry Time. All capitalized terms used herein but not otherwise defined shall have the meaning ascribed thereto in the Support Agreement.

        The Offer will be conditional on, among other things, a minimum of 66 2/3% of the outstanding Peru Copper Shares, calculated on a Diluted Basis, excluding any Peru Copper Shares owned directly or indirectly by the Offeror and any of its affiliates, being tendered to the Offer at the Expiry Time (the "Minimum Tender Condition").

        On June 10, 2007 each of the directors and certain other shareholders (collectively, the "Locked-up Shareholders") of Peru Copper entered into lock-up agreements with Chinalco under which they have agreed to support the Offer and to deposit under the Offer, and not withdraw, subject to certain exceptions, the Peru Copper Shares beneficially owned or controlled by them and any Peru Copper Shares they acquire prior to the Expiry Date pursuant to the exercise of Peru Copper Options, which collectively total 44,068,809 Peru Copper Shares, representing approximately 34% of the Peru Copper Shares outstanding as of the date of the Lock-Up Agreements, calculated on a Diluted Basis (collectively, the "Lock-Up Agreements").

        All information provided in this Directors' Circular relating to the Offeror is derived from information contained in the Offering Circular and other information otherwise made available by the Offeror. The Board of Directors of Peru Copper does not assume any responsibility for the accuracy or completeness of such information.

PERU COPPER INC.

        Peru Copper was incorporated on February 24, 2004 under the Canada Business Corporations Act, and is a holding company that, through its subsidiaries, is engaged in the acquisition and exploration of potentially mineable deposits of copper in Peru. Peru Copper beneficially owns, directly or indirectly, or exercises control or direction over 100% of Peru Copper Syndicate, Ltd. (Cayman Islands), Minera Peru Copper S.A. (Peru) and Minera Centenario S.A.C. (Peru).

        On June 11, 2003, Minera Peru Copper S.A. entered into the Toromocho Option Agreement with Empresa Minera del Centro del Peru S.A., a Peruvian state-owned mining company, also known as "Centromin", which expires on June 11, 2008. The Toromocho Option Agreement gives Peru Copper exploration rights and an option to acquire development rights and other related assets with respect to mineral concessions located in Morococha, a historical mining district in central Peru. On December 15, 2006, Centromin assigned its rights and obligations under the Toromocho Option to Activos Mineros S.A.C., another Peruvian state-owned mining company.

        The registered office of Peru Copper is located at Suite 2100, Scotia Plaza, 40 King Street West, Toronto, Ontario, Canada M5H 3C2 and its head office is located at Suite 1050, 625 Howe Street, Vancouver, British Columbia, Canada V6C 2T6.

ALUMINUM CORPORATION OF CHINA

        Chinalco is a corporation incorporated under the laws of the People's Republic of China (the "PRC") and is a diversified metals and mining company based in Beijing, China. Chinalco is focused on the Chinese and international aluminum markets but also engages in resource exploration and downstream operations in the fields of copper, rare metals and other non-ferrous metals. Chinalco's sole shareholder is the Chinese State-owned Assets Supervision and Administration Commission ("SASAC"), which is directly under the State Council of the PRC.

        Chinalco's largest asset is a 40.46% stake in Aluminum Corporation of China Ltd. ("Chalco"), the largest producer of primary aluminum in China. Chalco is the second largest refiner of alumina and among the largest producers of primary aluminum in the world. Chalco produced 3.0 million tons of aluminum and 9.2 million tons of alumina in 2006. Chalco's shares trade on stock exchanges in New York, Hong Kong and Shanghai. The market value of Chalco's shares is approximately US$32 billion, making it one of China's largest publicly traded companies.

        Chinalco Holdings is a wholly-owned subsidiary of Chinalco. Chinalco Holdings has not carried on any business prior to the date of the Offer, other than in respect of matters related to the making of the Offer and the Private Placement (as hereinafter defined). Chinalco Holdings was incorporated under the laws of the Province of British Columbia by Certificate of Incorporation dated June 11, 2007. The head office of Chinalco is located at No. 62, North Xizhimen Street, Beijing 10082, China.

BACKGROUND TO THE OFFER

Background

BACKGROUND TO THE OFFER AND RESPONSE OF PERU COPPER

        In August 2005, the Board of Directors of Peru Copper commenced a review of strategic alternatives to maximize Shareholder value. On November 7, 2005 Peru Copper publicly announced that it was reviewing its strategic alternatives and that it had retained UBS Securities Canada Inc. ("UBS") as its financial advisor to assist Peru Copper in evaluating such strategic alternatives. The alternatives considered included, among other things, a potential sale of Peru Copper, a potential sale of the Toromocho Project, a potential joint venture to advance development of the Toromocho Project and the potential for Peru Copper to raise financing on its own to initiate a feasibility study and continue the development of the Toromocho Project.

        UBS and Peru Copper contacted in excess of 50 separate parties to determine their potential interest in a transaction involving Peru Copper. Of those parties contacted, 41 parties (the "Interested Parties"), including Chinalco, signed confidentiality agreements. Interested Parties received copies of a confidential information memorandum and were given access to an electronic data room containing information relevant to Peru Copper and the Toromocho Project. More than 10 Interested Parties, including Chinalco, conducted site visits of the Toromocho Project in Peru and received management presentations.

        Interested Parties were asked to submit proposals on June 7, 2006. Of the Interested Parties that were granted site visits and received management presentations, only two submitted non-binding indicative proposals (neither of whom were Chinalco) and both proposals had indicative values that were either well below the current market price at the time or well below the level of value that would be acceptable to the Board of Directors. On June 7, 2006 Peru Copper also announced that due to unusual trading activity in the Peru Copper Shares, in light of public comments made by Southern Copper Corporation regarding its intention to submit a bid for Peru Copper, both the American Stock Exchange and the Toronto Stock Exchange halted trading in the Peru Copper Shares at Peru Copper's request. Peru Copper informed the market at the time that Southern Copper Corporation submitted a frivolous bid and had made public statements about its intention to acquire Peru Copper in direct contravention of its contractual obligations under its confidentiality agreement. Peru Copper believes that Southern Copper Corporation had no intention of making a legitimate bid.

        Although only two Interested Parties submitted non-binding indicative proposals on June 7, 2006, Peru Copper and UBS received a number of expressions of interest from Interested Parties expressing willingness to work together with Peru Copper to continue the development of the Toromocho Project. Peru Copper and UBS continued to hold discussions with various Interested Parties, including Chinalco, through the remainder of 2006 and 2007 up to June 8, 2007.

        In the fall of 2006, Peru Copper's Chairman, David Lowell, Geoffrey Loudon, a member of Peru Copper's Advisory Board, and a representative of UBS conducted discussions with Chinalco in China. At the same time, Peru Copper began to consider and explore financing alternatives in order to exercise the Toromocho Option and continue with the development of the Toromocho Project. Peru Copper continued to explore and pursue financing alternatives up to June 6, 2007.

        On April 27, 2007, Chinalco submitted a highly conditional non-binding preliminary expression of interest (the "Expression of Interest") for an all-cash offer to acquire the Peru Copper Shares for consideration of $6.00 per Peru Copper Share. The conditions outlined in the Expression of Interest included, among other things, completion of due diligence satisfactory to Chinalco, a non-completion fee of 3% of Peru Copper's equity value, execution of "hard" lock-ups between Chinalco and various founding shareholders and insiders of Peru Copper, Peru Copper agreeing to an exclusivity period of 45 days, and receipt of various approvals including approvals from the government of the PRC and certain of its agencies. Chinalco also stated that its Expression of Interest would be deemed to have been withdrawn in certain circumstances including disclosure to the public of its Expression of Interest without Chinalco's written consent.

        While the principal terms of the Expression of Interest were not acceptable to Peru Copper, Peru Copper agreed to enter into a limited exclusivity arrangement through a letter agreement dated May 7, 2007 (the "Exclusivity Agreement") to provide Chinalco with an opportunity to complete its due diligence and commence its PRC government approvals processes. While the Exclusivity Agreement prohibited, among other things, Peru Copper and its advisors from soliciting proposals regarding the sale of Peru Copper, entering into negotiations with another party regarding a sale of Peru Copper, or agreeing to a material financing, the Exclusivity Agreement did not require Peru Copper to terminate the other Interested Parties' access to due diligence materials nor did it limit Peru Copper's ability to explore financing alternatives. During the term of the Exclusivity Agreement, Peru Copper provided Chinalco with access to additional due diligence materials specifically requested by Chinalco.

        The Board of Directors formed a committee consisting of independent directors of Peru Copper (the "Special Committee") on May 18, 2007. The Special Committee was chaired by Mr. Carl Renzoni and included Dr. Thomas O'Neil and Mr. John Fairchild. The Special Committee retained Canaccord Capital Corporation ("Canaccord") as its independent financial advisor and Fraser Milner Casgrain LLP as its independent legal counsel. The Special Committee met three times prior to the date on which Peru Copper and Chinalco entered into the Support Agreement.

        At the request of RS Market Regulation, on May 24, 2007, Peru Copper issued a press release announcing that it had entered into an Exclusivity Agreement with a third party, not specifically identifying Chinalco. As disclosed by way of press release on May 29, 2007, the Exclusivity Agreement with Chinalco expired and was not extended. The Board of Directors of Peru Copper indicated to Chinalco that it would continue to review its strategic alternatives, including financing alternatives to fund the advancement and development of the Toromocho Project.

        On June 5, 2007, Chinalco submitted a revised proposal (the "Revised Proposal") which included, among other terms and conditions, a proposal to acquire all of the Peru Copper Shares at an undisclosed price as well as a proposal to subscribe for approximately US$65 million in Peru Copper Shares by way of a private placement to satisfy Peru Copper's financing needs for the near term. Chinalco indicated in its Revised Proposal that it had received all the required internal and external approvals (including the required PRC Government approvals) to complete a private placement and to execute a support agreement.

        From June 5 to June 7, 2007, Chinalco continued its due diligence investigations. The financial advisors to both Chinalco and Peru Copper had a number of discussions with respect to the terms of a potential transaction. On June 7, 2007, first drafts of the proposed forms of support and lock-up agreements were circulated to Peru

Copper's legal counsel and financial advisors. A meeting of the Board of Directors was held on June 6, 2007. In attendance were representatives from UBS, Peru Copper's financial advisors, and Cassels Brock & Blackwell LLP, Peru Copper's legal counsel. The Board of Directors received an update on the status of Chinalco's due diligence and on the initial views of Peru Copper's advisors on the terms of the draft agreements forwarded by Chinalco. On June 8 and 9, 2007, representatives from Peru Copper and its legal and financial advisors held negotiations with Chinalco and its legal and financial advisors in Vancouver, British Columbia.

        The Board of Directors met on June 8, 2007 to receive further reports and updates from its financial and legal advisors. The Board of Directors was advised that substantial progress had been made in the settlement of the Support Agreement but that material terms and conditions of any proposed offer and relating to the private placement remained outstanding. During June 8 and June 9, 2007, a number of proposals were tabled by the parties. On June 9, 2007, the negotiations over the principal terms of the Offer, including among other key terms, an increase in the offer price to $6.60 per Peru Copper Share and confirmation that a private placement of approximately US$66 million would be completed with the Offeror, were concluded.

        On June 9, 2007, a meeting of the Board of Directors was held to receive a report from the Peru Copper negotiating team and from the Special Committee.

        On June 10, 2007, the Board of Directors met again and reviewed the final terms of the proposed Offer and the Support Agreement. The Special Committee reported to the Board of Directors that it had reviewed the proposed transaction and that for a number of reasons, including the receipt of a verbal opinion from its financial advisor, Canaccord, that the consideration to be received by Shareholders (other than the Offeror and any of its affiliates) in the Offer was fair, from a financial point of view, to such Shareholders, and it unanimously recommended to the Board of Directors that the Board of Directors recommend to Shareholders that they accept the Offer and tender their Peru Copper Shares to the Offer. The Board of Directors then received from UBS a presentation and a verbal opinion that, subject to the limitations, assumptions made, procedures followed, matters considered and limitations on the review undertaken in rendering such opinion, the consideration to be received by Shareholders (other than the Offeror and any of its affiliates) in the Offer is fair, from a financial point of view, to such Shareholders. The Board of Directors reviewed the proposed Offer and, for the reasons discussed in more detail under "Reasons for the Recommendation", unanimously recommended that Peru Copper enter into the Support Agreement and recommend that Shareholders accept the Offer and tender their Peru Copper Shares to the Offer.

        On June 10, 2007, Peru Copper and Chinalco entered into the Support Agreement.

RECOMMENDATION OF THE BOARD OF DIRECTORS

THE BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE OFFER IS FAIR TO THE SHAREHOLDERS AND IS IN THE BEST INTERESTS OF PERU COPPER AND THE SHAREHOLDERS, AND THEREFORE RECOMMENDS THAT SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR PERU COPPER SHARES TO THE OFFER. SEE "REASONS FOR THE RECOMMENDATION".

        Shareholders should consider the Offer carefully and come to their own conclusions as to whether to accept or reject the Offer. Shareholders who are in doubt as to how to respond to the Offer should consult their own investment dealer, stockbroker, bank manager, lawyer or other professional advisors. Shareholders are advised that acceptance of the Offer may have tax consequences and they should consult their own professional tax advisors.

REASONS FOR THE RECOMMENDATION

        The Board of Directors has carefully considered all aspects of the Offer and has, among other things, received the benefit of advice from its financial and legal advisors. In reaching its decision to recommend that Shareholders accept the Offer and tender their Peru Copper Shares to the Offer, the Board of Directors considered a number of factors, including the following:

        Attractive Offer.    The Offer represents a premium of 21% to Peru Copper's 20-day volume weighted average trading price of $5.45 on the Toronto Stock Exchange ending on May 23, 2007, the last trading day prior to the date on which Peru Copper announced it had entered into an exclusivity agreement.

        Value realization since initial public offering.    The Offer allows Shareholders to realize the result today, in cash, of the development strategy that Peru Copper's management has executed over the last three years. Peru Copper's stock price has grown 300% from its initial public offering price of $1.65 in September 2004, to an Offer Price of $6.60 on June 8, 2007, compared to a 132% increase in the price of copper over the same period. The Offer Price per Peru Copper Share represents a 92% premium over the volume weighted average share price of the Peru Copper Shares of $3.43 since October 5, 2004.

        Eliminates Financing Risk.    The Toromocho Project is estimated to require a capital investment of US $1.5 billion to develop which would create a significant financing risk for a single asset company which does not have any existing financing arrangement in place for such development.

        Consideration of Other Alternatives.    Since November 2005, Peru Copper has been conducting a strategic review of the options available to it to maximize the value of the Toromocho Project. Having assessed all available options, the Board of Directors has concluded that the Offer is the best option available to the Shareholders and to Peru Copper.

        Immediate Value and Liquidity.    The Offer is an all cash offer and the Offeror has committed funding for the Offer. The Offer provides Shareholders with certainty of value and liquidity.

        Ability to respond to Superior Proposals.    Under the terms of the Support Agreement, the Board of Directors may respond, in accordance with its fiduciary duties, to unsolicited proposals that are reasonably expected to lead to a Superior Proposal. See "Support Agreement". In addition, the Board of Directors may support a Superior Proposal provided it has first provided the Offeror with the right to match the Superior Proposal within five Business Days of notice thereof and has paid to the Offeror a non-completion fee of $21,000,000, which is reasonable in relation to the size of the transaction and in relation to similar fees agreed to in comparable transactions in the mining industry.

        Agreements of Locked-Up Shareholders to Tender.    The members of the Board of Directors, being J. David Lowell, David De Witt, Catherine McLeod-Seltzer, George Ireland, Gerald Wolfe, John Fairchild, Carl Renzoni, Thomas O'Neil and Miguel Grau, and certain other shareholders of Peru Copper, being Sunbeam

Opportunities Limited, Campania Holdings, Inc., Tangent International Limited, Geologic Resource Fund LP, Geologic Resource Fund Ltd., Fisherking Holdings Ltd., Preble Family Trust, Bernie De Groot, Kelly De Groot, Chris De Groot, Marcel De Groot, Eric Peitz, Thomas White, Armando Arrieta, Paul Stein, Patrick De Witt and Luis Baertl (collectively, the "Locked-up Shareholders") own securities representing in aggregate approximately 34% of the Peru Copper Shares outstanding on the date of the Lock-Up Agreements, calculated on a Diluted Basis. The Locked-Up Shareholders have entered into the Lock-up Agreements with the Offeror pursuant to which they have agreed, among other things, to tender the Peru Copper Shares they own or control to the Offer. See "Support Agreement" and "Lock-up Agreements".

        Support of Peru Copper Sought for the Offer.    The fact that Chinalco sought Peru Copper's support for the Offer on the terms set out in the Support Agreement.

        Offer at a Time of Historically High Copper Prices.    The value reflected in the Offer is driven, in large part, by the price of copper. Copper prices have recently reached an all time high, driven by a number of factors, including strong industry fundamentals. There is no assurance that commodity prices will continue at this level or rise. The Offer represents an opportunity for Shareholders to realize on their investment at a time of relatively high copper prices.

        Recommendation of the Special Committee.    The Special Committee unanimously concluded that the Offer is fair to the Shareholders and in the best interests of Peru Copper and the Shareholders and unanimously agreed that the Board of Directors should recommend to Shareholders that they accept the Offer and tender their Peru Copper Shares to the Offer.

        Opinions of UBS and Canaccord.    The verbal opinion of Canaccord as of June 10, 2007 and the written opinion of Canaccord dated as of June 10, 2007 to the Special Committee (the "Canaccord Opinion") and the opinion of UBS dated as of June 10, 2007 to the Board of Directors (the "UBS Opinion") to the effect that, as at such date and based upon and subject to the limitations, assumptions made, procedures followed, matters considered and limitations on the review undertaken in rendering such Opinions (as hereinafter defined), the consideration to be received by the Shareholders (other than the Offeror and any of its affiliates) in the Offer is fair, from a financial point of view, to such Shareholders. The Canaccord Opinion and the UBS Opinion (collectively the "Opinions") are each reproduced in full at Schedule "A" to this Directors' Circular.

        The foregoing discussion of the information and factors considered by the Special Committee and the Board of Directors is not intended to be exhaustive, but addresses the material factors considered by the Special Committee and the Board of Directors. In view of the variety of factors considered in connection with evaluation of the Offer, the Special Committee and the Board of Directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching their recommendation. In addition, individual members of the Special Committee or the Board of Directors may have given differing weights to different factors. The conclusion and recommendations of the Special Committee and the Board of Directors was made after considering the totality of the information and factors involved.

SUMMARY OF THE OPINIONS OF UBS SECURITIES CANADA INC. AND
CANACCORD CAPITAL CORPORATION

        The following is a summary only of the Opinions. The UBS Opinion has been prepared and provided for the use of the Board of Directors and the Canaccord Opinion has been prepared and provided for the use of the Special Committee, and each has consented to the inclusion of its respective Opinion in this Directors' Circular. Each of UBS and Canaccord believe that its analyses must be considered as a whole. Selecting portions of their analyses or the factors considered by each, without considering all factors and analyses together, could create a misleading view of the process underlying the respective Opinions. The preparation of the Opinions is a complex process and is not necessarily amenable to partial analyses or summary description. Any attempt to do so could create an incomplete view of the process underlying the Opinions. The following summary is qualified in its entirety by the full text of the Opinions which are appended hereto as Schedule "A".

        UBS was retained by Peru Copper and Canaccord was retained by the Special Committee to provide financial advice and assistance to the Board of Directors and the Special Committee, respectively, in evaluating the Offer and to provide their respective opinions as to the fairness, from a financial point of view, of the consideration to be received by the Shareholders (other than the Offeror and any of its affiliates) in the Offer.

        The full text of the Opinions, each of which sets forth, among other things, assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken in rendering each Opinion is attached as Schedule "A" to this Directors' Circular. Shareholders are urged to read such Opinions carefully and in their entirety. The Opinions address the fairness, from a financial point of view, of the consideration to be received by the Shareholders (other than the Offeror and any of its affiliates) in the Offer and do not constitute a recommendation to any Shareholder as to how to respond to the Offer.

        In preparing the Opinions, each of UBS and Canaccord, with Peru Copper's consent, assumed and relied on the accuracy, completeness and fair presentation of all information supplied or otherwise made available to them, discussed with or reviewed by or for them, or publicly available, and have not assumed any responsibility for independently verifying such information. In particular, with respect to the business plan and the financial forecast provided to UBS and Canaccord by Peru Copper's management, UBS and Canaccord have assumed, with Peru Copper's consent, that such information was reasonably prepared and reflected the best available estimates and judgment of Peru Copper's management as to the expected future financial performance of Peru Copper. The Opinions are necessarily based on market, economic, monetary and other conditions as in effect on, and the information made available to each of UBS and Canaccord as of the respective dates of their Opinions.

        The Opinions do not address the relative merits of the Offer as compared to other business strategies or transactions that might be available with respect to Peru Copper or Peru Copper's underlying business decision to effect the Offer.

        In both the UBS Opinion and the Canaccord Opinion, each of UBS and Canaccord determined that the consideration to be received by Shareholders (other than the Offeror and any of its affiliates) in the Offer is fair, from a financial point of view, to such Shareholders as of the respective dates of, and based upon and subject to the limitations, assumptions made, procedures followed, matters considered and limitations on the review undertaken in rendering such Opinions.

SUPPORT AGREEMENT

        On June 10, 2007, Peru Copper and Chinalco entered into the Support Agreement, pursuant to which Chinalco has agreed to make the Offer, directly or indirectly, and Peru Copper agreed to support the Offer, subject to the conditions set forth therein. Chinalco has subsequently provided a notice of joinder to Peru Copper pursuant to which Chinalco Holdings became entitled to and assumed all of the rights and obligations under the Support Agreement as the "Offeror" thereunder. The parties also agreed, on June 21, 2007, to amend the Support Agreement to provide for the mailing out of the Offer to Purchase, Offering Circular and this Directors' Circular on June 25, 2007 instead of June 22, 2007, and certain other related changes. The following is a summary of the principal terms of the Support Agreement. This summary is qualified in its entirety by reference to the full text of the Support Agreement filed by the Offeror and Peru Copper with the United States Securities and Exchange Commission (the "SEC") and available at www.sec.gov, and filed by Peru Copper with Securities Authorities in Canada and available at www.sedar.com. Capitalized terms used in the summary below that are not defined elsewhere in this document have the meanings assigned to them in the Support Agreement. In addition, for the purposes of the summary below, the term "Offeror" means Chinalco together with Chinalco Holdings.

The Offer

        The Offeror has agreed to make the Offer on the terms and conditions set forth in the Support Agreement and, provided all of the conditions of the Offer set forth in Section 4 of the Offering Circular — Offer to Purchase: "Conditions of the Offer" shall have been satisfied or waived, to take up and pay for all Peru Copper Shares validly tendered (and not withdrawn) under the Offer within the time periods required by applicable Laws, including Securities Laws, following the time at which it becomes entitled to take up such Peru Copper Shares under the Offer.

Peru Copper Approval of the Offer

        Peru Copper has represented to the Offeror that its Board of Directors, after receiving the recommendation of its Special Committee and consulting with its Financial Advisor and outside legal advisors, has unanimously determined that the Offer is fair to the Shareholders (other than the Offeror and any of its affiliates) and is in the best interests of Peru Copper and the Shareholders, and has unanimously approved the Support Agreement and resolved to unanimously recommend that Shareholders accept the Offer and tender their Peru Copper Shares to the Offer. In addition, all of Peru Copper's directors have entered into lock-up agreements pursuant to which they have agreed to tender all of their Peru Copper Shares, including any Peru Copper Shares issued to them upon the exercise of Peru Copper Options held by them, to the Offer. (See "Lock-Up Agreements" below).

Modification or Waiver of Terms of Offer

        The Support Agreement provides that the Offeror may, in its sole discretion, modify or waive any term or condition of the Offer, provided, however, that the Offeror may not, without the prior written consent of Peru Copper: (i) increase the Minimum Condition described in subsection (a) of Section 4 of the Offering Circular — Offer to Purchase: "Conditions of the Offer"; (ii) decrease the Offer Price per Peru Copper Share; (iii) change the form of consideration payable under the Offer (other than to increase the total consideration and/or add additional consideration or consideration alternatives); (iv) decrease the number of Peru Copper Shares in respect of which the Offer is made; or (v) impose additional conditions to the Offer or otherwise materially vary the Offer (or any terms or conditions thereof) in either case, in a manner which is materially adverse to the Shareholders. In addition, the Offeror may not decrease (including by waiver thereof) the Minimum Condition to less than 50.01% of the Peru Copper Shares then outstanding (calculated on a Diluted Basis) without the prior written conset of Peru Copper.

Outstanding Peru Copper Options

        Peru Copper has agreed to establish the necessary procedures and documents to permit all persons holding Peru Copper Options, whether currently exercisable or not, to exercise or settle such Peru Copper Options effective immediately prior to the Expiry Time, including by causing the vesting of such Peru Copper Options to be accelerated and by way of cashless exercise and settlement of such Peru Copper Options for Peru Copper Shares. The exercise of Peru Copper Options will be conditional upon the Offeror announcing its intention to take up and pay for the Peru Copper Shares under the Offer. Any holder of Peru Copper Options who wishes to accept the Offer should, to the extent permitted by their terms and applicable Law, fully exercise or settle the Peru Copper Options in order to obtain certificates representing Peru Copper Shares that may be deposited in accordance with the terms of the Offer.

        Peru Copper will use its commercially reasonably efforts to cause all holders of Peru Copper Options to conditionally exercise such Peru Copper Options no later than five (5) Business Days before the Initial Expiry Time of the Offer.

Representations and Warranties of Peru Copper

        Peru Copper has made customary representations and warranties in the Support Agreement, including those in respect of the following matters, among others: (i) organization and qualification to carry on business; (ii) subsidiaries; (iii) authority relative to the Support Agreement and enforceability of the Support Agreement; (iv) compliance with organizational documents, contracts, laws and required consents; (v) capitalization; (vi) reports filed with securities regulatory authorities; (vii) internal control over financial reporting; (viii) financial statements; (ix) absence of undisclosed liabilities; (x) books and records and internal controls; (xi) no Material Adverse Change; (xii) fees payable to brokers; (xiii) conduct of business and absence of certain changes and events; (xiv) validity and enforceability of material contracts; (xv) litigation; (xvi) corporate records; (xvii) obligations payable to directors and officers; (xviii) absence of guarantees; (xix) reporting issuer status; (xx) compliance with laws; (xxi) employment matters; (xxii) tax matters; (xxiii) non-arm's length transactions; (xxiv) mining concessions and Lands; (xxv) mineral reserves and resources; (xxvi) operational matters; (xxvii) insurance matters; (xxviii) social issues; (xxix) shareholder and similar arrangements; (xxx) environmental and archaeological matters; (xxxi) data room information; (xxxii) Investment Canada Act; and (xxxiii) Competition Act.

Representations and Warranties of the Offeror

        The Offeror has made customary representations and warranties in the Support Agreement, including those in respect of the following matters, among others: (i) organization and qualification to carry on business; (ii) authority relative to the Support Agreement and enforceability of the Support Agreement; (iii) compliance with organizational documents, contracts and laws and required consents; and (iv) availability of required funds to effect payment in full for the Peru Copper Shares to be acquired pursuant to the Offer.

        These representations and warranties, as well as those of Peru Copper listed above, will expire upon the completion or expiration of the Offer or the termination of the Support Agreement.

Conduct of Business by Peru Copper

        Peru Copper (which for the purposes of this section includes each of its subsidiaries) has agreed that, during the period from the date of the Support Agreement until the Support Agreement is terminated by its terms, unless the Offeror shall otherwise agree in writing, and except as otherwise expressly permitted or specifically contemplated by the Support Agreement: (a) it will conduct its business in the ordinary course and consistent with past practice and in compliance with applicable Laws; (b) it will not do or permit to occur actions relating to: (i) the amendment of its governing documents; (ii) the declaration, payment or setting aside of any dividend or other distribution of any kind in respect of its securities; (iii) the issuance, sale or pledge of its securities other than Peru Copper Shares issuable upon the exercise or settlement of Peru Copper Options outstanding on the date of the Support Agreement and Peru Copper Shares issued pursuant to the Private Placement; (iv) the redemption or acquisition of any Peru Copper Shares or other securities; (v) a split, combination or reclassification of the Peru Copper Shares; (vi) a liquidation, dissolution, merger, consolidation or reorganization; (vii) the reduction of its stated capital; (viii) the adoption of a Rights Plan or take-over bid defence tactics; (ix) a reorganization, amalgamation or merger with another Person; (x) the sale, pledge, lease, disposition or encumbrance of assets over a certain value outside of the ordinary course; (xi) the acquisition of certain properties, and certain property transfers to another Person or division; (xii) the exercise of the option under the Toromocho Option Agreement before the expiry of the 36th day after the commencement of the Offer and at any time after the Offeror has announced the waiver or satisfaction of all conditions to the Offer, (xiii) incurring of debt or liabilities or the making of loans or advances outside the ordinary course of business; (xiv) incurring of capital expenditures outside the ordinary course of business and over a certain value; (xv) the discharge of material claims, liabilities or obligations outside the ordinary course of business; (xvi) the relinquishment of material rights or material change to Material Contracts or material Permits including mining rights, concessions, claims and related options; (xvii) the entering into of certain Contracts; (xviii) the commencement or settlement of certain litigation or claims; (xix) the authorization or proposal to release any contractual rights; (xx) the waiver or transfer of any rights of value or the modification of any existing material license, lease, contract or other document; and (xxi) the authorization or proposal to do any of the foregoing.

        In addition, Peru Copper has agreed: (i) to use reasonable efforts to maintain its insurance policies, and not to increase any coverage or premiums under any directors' and officers' insurance policy or implement or enter into any new policy except as contemplated under the Support Agreement; (ii) not to take any action or omit to take any action that would or reasonably may be expected to render any of its representations and warranties under the Support Agreement misleading or untrue in any material respect or that would likely lead to a breach in any material respect of any of its representations and warranties under the Support Agreement; (iii) not to take any action or omit to take any action which would cause or reasonably may be expected to cause any condition of the Offer not to be satisfied or render the transactions contemplated by the Support Agreement incapable of completion or difficult to complete; (iv) subject to certain exceptions, not to create any new obligations to, or modify certain arrangements with, its officers, directors or employees; (v) to file all documents required to be filed pursuant to applicable Laws; (vi) not to adopt or make certain changes to compensation plans; (vii) to comply with obligations relating to tax matters; (viii) not to make any changes to existing accounting policies except as required by applicable Law or by Canadian GAAP; (ix) not to engage in any transactions with any related parties other than with wholly-owned subsidiaries; (x) not to commit to or enter into any new arrangement or modify any existing arrangements between Peru Copper and any shareholder owning or controlling more than 5% of the outstanding securities of any class of the Company; (xi) not to enter into any interest rate, currency, equity or commodity swaps, hedges, derivatives, financial sales contracts or other similar financial instruments; and (xii) except as permitted under the Support Agreement, not announce an intention, enter into any formal or informal agreement, or otherwise make a commitment to do any of the things prohibited by any of the foregoing subsections.

        Peru Copper has also agreed to promptly provide the Offeror with written notice of (i) the occurrence of or impending or anticipated occurrence of a Material Adverse Change; (ii) any facts or circumstances that would cause Peru Copper's representations and warranties set forth in the Support Agreement to be misleading or untrue in any material respect or that would lead to the breach in any respect of any of Peru Copper's material covenants or obligations set forth in the Support Agreement; (iii) any governmental or third party complaints, investigations or hearings that could be material and adverse for the business, operation or financial condition of Peru Copper or communications indicating that the same may be threatened or contemplated; or (iii) any material discussions or negotiations between Peru Copper and any Government Authority or private party relating to the Toromocho Project or the rights or obligations of the parties under the Toromocho Option Agreement, the Corona Option Agreement and the Austria Duvaz Agreement and will provide additional information concerning such negotiations or discussions as requested by Chinalco. In addition, Peru Copper has also agreed to notify the Offeror of any Claim brought or threatened to be brought by any former or purported holder of any securities of Peru Copper and to consult with the Offeror prior to setting such claims and will not settle or compromise such claim without the prior consent of the Offeror.

Covenants of the Offeror

        The Offeror has agreed, among other things, (i) not to take any action, or fail to take any action, within its control that would result in any of its representations and warranties under the Support Agreement being untrue in any material respect while the Offer is outstanding, and (ii) to use commercially reasonable efforts to maintain certain directors' and officers' insurance for the period from the Expiry Time until six years after the Expiry Time and, from the Effective Time, to indemnify current and former directors and officers of Peru Copper to the fullest extent permitted by applicable Law.

Additional Agreements and Filings

        Subject to the terms and conditions of the Support Agreement, each of the Offeror and Peru Copper has agreed to use its reasonable efforts to take, or cause to be taken, all reasonable actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by the Support Agreement and to cooperate with one another in connection with the foregoing, including using reasonable efforts:

  (a)
  to obtain all necessary waivers, consents and approvals from other parties to certain material contracts;

  (b)
  to obtain all necessary consents, approvals and authorizations as are required to be obtained under any Law;

  (c)
  to defend all lawsuits or other legal proceedings challenging the Support Agreement or the consummation of the transactions contemplated thereby;

  (d)
  to cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated by the Support Agreement;

  (e)
  to effect all necessary registrations and other filings and submissions of information requested by Governmental Authorities or required under any applicable Securities Laws, or any other Law relating to the transactions contemplated in the Support Agreement; and

  (f)
  to fulfil all conditions and satisfy all provisions of the Support Agreement and the Offer.

        In particular, the Offeror has agreed to take all actions commercially reasonable to pursue and obtain the PRC Approval and make any other filing related thereto as may be appropriate and advisable as promptly and as reasonably practicable in order to fulfil the relevant conditions of the Offer.

Non-Solicitation Obligation of Peru Copper

        Peru Copper has agreed that neither it nor its subsidiaries may, and each shall instruct and direct and use reasonable efforts to cause their respective Employees, directors and officers, the Financial Advisor, counsel or other representatives or agents ("Company Representatives") not to, directly or indirectly: (i) solicit, initiate or encourage any Alternative Transaction; (ii) participate in any discussions or negotiations with any Person (other than the Offeror and its subsidiaries and their respective directors, officers, employees, agents, financial advisors, counsel or other representatives) in respect of any Alternative Transaction; or (iii) otherwise cooperate in any way with any effort or attempt by any other Person to do or seek to do any of the foregoing. Peru Copper has also agreed to immediately cease and terminate all existing discussions or negotiations, if any, with any third parties conducted by or on behalf of Peru Copper with respect to any Alternative Transaction, and to close and restrict any further access to its electronic data room or the provision of any other confidential information to any other Person (other than the Offeror) and within three (3) Business Days following the date of the Support Agreement request the return or destruction of all confidential information previously provided to any other Person in connection therewith. However, the Support Agreement does not prevent the Board of Directors from fulfilling its fiduciary duties with respect to an unsolicited bona fide Alternative Transaction once the Board of Directors has determined in good faith (after receiving advice from the Financial Advisor and its outside legal counsel) that such Alternative Transaction would, if consummated in accordance with its terms, result in a Superior Proposal, notwithstanding that such Alternative Transaction may be subject to a due diligence condition. Peru Copper has agreed not to release or permit the release of any third party from any confidentiality or standstill obligation in any agreement between Peru Copper and such third party except to allow such person to propose a Superior Proposal confidentially to the Board of Directors.

        Peru Copper has agreed that it will ensure that the Company Representatives are aware of this provision in the Support Agreement and will be responsible for any breach of this section by any of the Company Representatives.

Alternative Transactions

        Upon receipt by Peru Copper or any of the Company Representatives of (i) any notice, proposal or other communication or inquiry which could reasonably be expected to lead to an Alternative Transaction or any amendments thereto, or (ii) any request for non-public information relating to or access to the properties, books or records of Peru Copper or any of its subsidiaries in connection with an Alternative Transaction, Peru Copper must advise the Offeror thereof forthwith orally and as soon as practicable but in any event no later than 24 hours thereafter provide written notice to the Offeror that such notice, proposal, request, offer or communication regarding an Alternative Transaction has been received or made, including identifying the Person proposing such transaction, the terms and conditions of such transaction and including a copy of any documents received by Peru Copper in respect of such transaction. Peru Copper must also keep the Offeror informed on a timely basis of the status, including any change to the material terms or termination of discussions or negotiations, of any such Alternative Transaction and provide the Offeror with copies of any documents relating to such Alternative Transaction.

Superior Proposal; Offeror's Right to Match

        Peru Copper agreed that it will not accept, approve or recommend, nor enter into any agreement, with any Person relating to any Alternative Transaction or withdraw, modify or change any recommendation regarding the Offer unless the following conditions are met: (i) the Alternative Transaction constitutes a Superior Proposal; (ii) Peru Copper has complied with the notice provisions under the Support Agreement with respect to such Alternative Transaction; (iii) five (5) Business Days shall have elapsed from the later of: (A) the date the Offeror received notice of Peru Copper's proposed determination to accept, approve, recommend or enter into any agreement relating to such Superior Proposal; and (B) the date the Offeror received a copy of such proposal relating to the Alternative Transaction, together with all documentation related to and detailing the Superior Proposal and, if the Offeror has proposed to amend the terms of the Offer in accordance with the Support Agreement, the Board of Directors (after receiving advice from the Financial Advisor and its outside legal counsel) shall have determined in good faith that the Alternative Transaction is a Superior Proposal compared to the proposed amendment to the terms of the Offer by Offeror; (iv) the Support Agreement is concurrently terminated in accordance with its provisions, and (v) Peru Copper has concurrently paid the Non-Completion Fee to the Offeror.

        If the Board of Directors determines that an Alternative Transaction constitutes a Superior Proposal, Peru Copper must give the Offeror at least five Business Days' advance notice of any action to be taken by the Board of Directors to withdraw, modify or change any recommendation regarding the Offer or to accept, approve, recommend or enter into an agreement in respect of the Superior Proposal or publicly propose to do any of the foregoing and must negotiate in good faith with the Offeror to make such adjustments to the terms and conditions of the Support Agreement and the Offer as would enable the Offeror to proceed with the Offer, as amended. The Board of Directors must review any proposal by the Offeror to amend the terms of its Offer in order to determine, in good faith in the exercise of its fiduciary duties (after receiving advice of its Financial Advisor and outside legal advisors), whether the Offeror's proposal to amend the Offer would result in the Alternative Transaction not being a Superior Proposal.

        If any Alternative Transaction is publicly announced or made by a party other than the Offeror and the Board of Directors determines it is not a Superior Proposal or that a proposed amendment to the terms of the Offer would result in the Alternative Transaction not being a Superior Proposal, and the Offeror has so amended the terms of the Offer, then the Board of Directors must reaffirm the Support Agreement and its recommendation of the Offer by press release and, if required under applicable Law, an updated Directors' Circular and Schedule 14D, if required. If an Alternative Transaction is announced or publicly made by a party other than the Offeror and such Alternative Transaction is an unsolicited take-over bid, the Offeror may, not less than three (3) Business Days after such offer is made or publicly announced, request and the Board of Directors of Peru Copper shall, within two (2) Business Days following such request, reaffirm the Support Agreement and its recommendation regarding the Offer. Nothing in the Support Agreement shall prevent the Board of Directors from responding through a director's circular or equivalent as required by applicable Securities Laws to an Alternative Transaction that it determines is not a Superior Proposal.

Termination of the Support Agreement

        The Support Agreement may be terminated by notice in writing:

  (a)
  by mutual written consent of Peru Copper and the Offeror;

  (b)
  by Peru Copper, if the Take-up Date has not occurred within 120 days of 11:59 p.m. (Vancouver time) on June 25, 2007 (or such later time and date to which the latest time and date for mailing the Offer is extended pursuant to the terms of the Support Agreement), other than as a result of the non-satisfaction of the conditions set forth in paragraphs 4(e), (f), (h), (i) or (j) of the Offer to Purchase. This is in Schedule 2.1(a) of the Support Agreement, not paragraph 4 "Conditions of Offer". In addition, if the Offeror's take-up and payment for Peru Copper Shares deposited under the Offer is delayed by (i) an injunction or order made by a court or regulatory authority of competent jurisdiction, or (ii) the Offeror not having obtained any regulatory waiver, consent or approval which is necessary to permit the Offeror to take up and pay for Peru Copper Shares deposited under the Offer, then, provided that such injunction or order is being contested or appealed or such regulatory waiver, consent or approval is being actively sought, as applicable, the Support Agreement may not be terminated by Peru Copper under the applicable section of the Support Agreement until the earlier of (i) 120 days after the Offer is commenced and (ii) the 5th Business Day following the date on which such injunction or order ceases to be in effect or such waiver, consent or approval is obtained, as applicable;

  (c)
  by the Offeror, if any condition of the Offer set forth in Section 4 of the Offer to Purchase: "Conditions of the Offer", is not satisfied or waived by the Expiry Date;

  (d)
  by the Offeror if: (i) the Board of Directors or any committee thereof fails to publicly recommend the Offer or withdraws, modifies or changes its recommendation in favour of the Offer; (ii) the Board of Directors or any committee thereof approves or recommends acceptance of an Alternative Transaction; or (iii) the Board of Directors or any committee thereof proposes to do any of the foregoing;

  (e)
  by the Offeror, if the Board of Directors or any committee thereof fails to publicly affirm its approval or recommendation of the Offer within two Business Days of any written request to do so from the Offeror in circumstances set out in Section 2.5(d) of the Support Agreement;

  (f)
  by Peru Copper, if Peru Copper having complied with the requirements of the Support Agreement proposes to enter into a definitive agreement with respect to a Superior Proposal, or change its approval or recommendation of the Offer, or both, provided that Peru Copper has previously or concurrently will have paid Chinalco the $21,000,000 non-completion fee and further provided that Peru Copper has not breached any of its covenants, agreements or obligations in the Support Agreement, including its covenants, agreements and obligations in respect of Superior Proposals in any material respect;

  (g)
  by either the Offeror or Peru Copper, if the Offeror has been notified in writing by Peru Copper of an Alternative Transaction which constitutes a Superior Proposal in accordance with the Support Agreement and if (i) the Offeror does not amend the Offer within five business days of Peru Copper providing the requisite notice; or (ii) the Board of Directors determines, acting in good faith and in the proper discharge of its fiduciary duties, that after such five business day period the Alternative Transaction continues to be a Superior Proposal in comparison to the amended Offer of the Offeror;

  (h)
  by the Offeror, if there has been a breach or non-performance by Peru Copper of a material obligation or covenant contained in the Support Agreement or if any representation or warranty of Peru Copper contained in the Support Agreement was or has become untrue or incorrect after the date thereof such that the condition contained in Section 4 of the Offer to Purchase: "Conditions of the Offer", would not be satisfied and such breach, non-performance or untruth or incorrectness is not curable or, if curable, is not cured by the earlier of such date which is 15 days from the date of notice of such breach from the Offeror, and the Expiry Time; or

  (i)
  by Peru Copper, if there has been a material breach or non-performance by the Offeror of a material obligation or covenant contained in the Support Agreement or if any representation or warranty of the Offeror contained in the Support Agreement was or has become untrue or incorrect in any material respect after the date thereof and such breach, non-performance or untruth or incorrectness is not curable or, if curable, is not cured by the earlier of such date which is 15 days from the date of notice of such breach, from Peru Copper, and the Expiry Time.

Non-Completion Fee

        Under the Support Agreement, Peru Copper must pay to Chinalco $21,000,000 (the "Non-Completion Fee") if:

  (i)
  the Support Agreement is terminated in the circumstances set out in paragraphs (d), (e), (f) or (g) under the heading "Termination of the Support Agreement", above;

  (ii)
  the Support Agreement is terminated pursuant to paragraph (h) under "Termination of the Support Agreement" above as a result of Peru Copper being in default of its non-solicitation obligations under Sections 2.5 and 6.4 of the Support Agreement;

  (iii)
  on or after the date of the Support Agreement and prior to the Expiry Time, an Alternative Transaction is publicly announced or any person has publicly announced an intention to make such Alternative Transaction, and such Alternative Transaction either:

  A.
  has been accepted by the Board of Directors; or

  B.
  has not expired, nor been withdrawn nor been publicly abandoned and (x) the Offer is not completed as a result of the Minimum Condition not having been met, and (y) the person or company that made such Alternative Transaction acquires, directly or indirectly, more than 66 2/3% of the issued and outstanding Shares within 12 months of the date of the Support Agreement,

        For greater certainty, Peru Copper shall not be obligated to make more than one payment under Section 6.3 of the Support Agreement if one or more of the events specified herein occurs.

Board of Directors

        Peru Copper has agreed that immediately following the acquisition pursuant to the Offer by the Offeror of at least a majority of the outstanding Peru Copper Shares, and from time to time thereafter, Peru Copper will cooperate with the Offeror and upon request will use its reasonable efforts, subject to the provisions of the CBCA, to secure the resignations of such number of Peru Copper directors as may be required to enable the Offeror to designate such number of directors as is proportionate to the percentage of outstanding Peru Copper Shares owned by the Offeror.

Subsequent Acquisition Transaction

        Upon the Offeror taking up and paying for more than a simple majority of the outstanding Peru Copper Shares (calculated on a Diluted Basis) under the Offer, Peru Copper has agreed to assist the Offeror in acquiring the balance of the Peru Copper Shares as soon as practicable but in any event not later than 120 days after the Expiry Date, by such means as may be determined by the Offeror, including by way of amalgamation, statutory arrangement, capital reorganization or other transaction of Peru Copper and the Offeror or an affiliate of the Offeror for consideration per Peru Copper Share at least equal in value to the consideration paid by the Offeror under the Offer.

Private Placement

        In order to ensure that Peru Copper has adequate funds to advance its Toromocho Project in the near term, the Offeror agreed to invest US$65,868,000 by subscribing for 13,200,000 Peru Copper Shares at a price of US$4.99 ($5.30) per share (the "Private Placement"). Following completion of the Private Placement on June 19, 2007, the Offeror owned approximately 9.9% of the then outstanding Peru Copper Shares.

LOCK-UP AGREEMENTS

        In conjunction with the Support Agreement, the Offeror entered into Lock-Up Agreements with the Locked-Up Shareholders, collectively representing approximately 34% of the outstanding Peru Copper Shares on the date of the Lock-Up Agreements, calculated on a Diluted Basis. Pursuant to the Lock-Up Agreements, the Locked-Up Shareholders have agreed to tender their Peru Copper Shares to the Offer, and not withdraw such Peru Copper Shares, subject to the conditions set forth therein. The following is a summary of the principal terms of the Lock-Up Agreements with the Locked-Up Shareholders (other than Geologic Resource Funds LP, Geologic Resource Fund Ltd. and Ranchu Copper Investments Limited, whose Lock-Up Agreements are described below under the heading "Lock-Up Agreement with Other Shareholders"). This summary is qualified in its entirety by reference to the full text of the Lock-Up Agreements filed by the Offeror and Peru Copper with the SEC, available at www.sec.gov.

Agreement to Tender

        Each of the Locked-Up Shareholders has agreed: (i) to accept the Offer by tendering, on or before the 5th Business Day prior to the Expiry Time, the Peru Copper Shares owned by such Locked-Up Shareholder together with the Letter of Transmittal or, if applicable, Notice of Guaranteed Delivery, and any other documents required in accordance with the Offer; and (ii) not to withdraw the Peru Copper Shares of such Locked-Up Shareholder that are deposited under the Offer except as provided under the Lock-Up Agreement.

Non-Solicitation Covenant of the Locked-Up Shareholders

        Each Locked-Up Shareholder has agreed that, except as permitted under the Lock-Up Agreement, it shall not, directly or indirectly, solicit, initiate, encourage or engage in discussion regarding any Alternative Transaction; provided that the Lock-Up Agreement shall not prevent any nominee or representative of any Locked-Up Shareholder who is also a director of Peru Copper from engaging in deliberations as a member of Peru Copper's Board of Directors in respect of an unsolicited bona fide Alternative Transaction under the terms of the Support Agreement. The Lock-Up Agreement with Paul Stein, the Corporate Secretary of Peru Copper, does not include the non- solicitation covenant described herein.

Additional Covenants of the Locked-Up Shareholders

        Each Locked-Up Shareholder has agreed, among other things, that it will not: (i) option, sell, transfer, pledge, encumber, grant a security interest in, hypothecate or otherwise convey any of its Peru Copper Shares, or any right or interest therein (legal or equitable), to any Person or group or agree to do any of the foregoing; (ii) grant or agree to grant any proxy, power of attorney or other right to vote its Peru Copper Shares, or enter into any voting trust, vote pooling or other agreement with respect to the right to vote, call meetings of Shareholders or give consents or approval of any kind as to its Peru Copper Shares; (iii) take any action of any kind, directly or indirectly, which might reasonably be regarded as likely to reduce the success of or delay or interfere with the completion of the Offer and any other transactions contemplated by the Lock-Up Agreements; (iv) vote or cause to be voted any of its Peru Copper Shares in respect of any proposed action by Peru Copper or its Shareholders or affiliates or any other Person in a manner which would reasonably be regarded as likely to prevent or delay the successful completion of the Offer or the other transactions contemplated by the Support Agreement and the Lock-Up Agreement; and (v) not purchase or enter into any agreement or option or right to purchase any additional Peru Copper Shares or any other securities of the Company from and including the date of the Lock-Up Agreement until the termination thereof other than upon the exercise or settlement of any options, warrants or rights or convertible or exchangeable securities held by such Locked-Up Shareholder as specified in the applicable Lock-Up Agreement.

        Upon the Offeror taking up and paying for the Peru Copper Shares tendered by the Locked-Up Shareholders and acquiring Peru Copper Shares representing at least a majority of the then outstanding Peru Copper Shares, upon the written request of the Offeror, each Locked-Up Shareholder will or will cause any nominee or representative of the Locked-Up Shareholder who acts as a director of Peru Copper or any of its subsidiaries to resign in an orderly manner and to assist with the appointment as directors of such person or persons designated by the Offeror.

        In addition, each Locked-Up Shareholder has agreed to give notice of or enter into such agreements as may be necessary to cause the exercise of any options, warrants, rights or other securities held or controlled by the Shareholder which are exercisable or convertible into or exchangeable for Peru Copper Shares ("Option Shares"), effective immediately prior to the Expiry Time, and to tender such Option Shares in acceptance of the Offer, provided that such exercise and tendering shall be conditional upon the Offeror's confirmation of its intention to take-up the Peru Copper Shares tendered into the Offer. The Offeror has agreed with the Company to permit the Company to amend the Company's option plan and any applicable option agreements to permit the exercise of such options on a cashless basis or to otherwise facilitate the payment or settlement of the exercise price thereunder and the tender of the Option Shares on a guaranteed delivery basis.

Covenants of the Offeror

        The Offeror has agreed: (a) to make the Offer, or cause the Offer to be made, in accordance with the terms and conditions of the Support Agreement; (b) to comply with its obligations set forth in the Support Agreement; and (c) not to amend the Offer without the prior written consent of the Locked-Up Shareholders to (i) increase the Minimum Condition described in subsection (a) of Section 4 of the Offer to Purchase: "Conditions of the Offer"; (ii) decrease the consideration per Peru Copper Share; (iii) change the form of consideration payable under the Offer (other than to increase the total consideration and/or add additional consideration or consideration alternatives); (iv) decrease the number of Peru Copper Shares in respect of which the Offer is made; or (v) impose additional conditions to the Offer or otherwise materially vary the Offer (or any terms or conditions thereof) in a manner which is materially adverse to the Locked-Up Shareholders.

Representations and Warranties of the Locked-Up Shareholders

        Each Locked-Up Shareholder has made representations in the Lock-Up Agreement in respect of the following matters, among others: (i) organization, authority relative to the Lock-Up Agreement and enforceability of the Lock-Up Agreement; (ii) ownership of Peru Copper Shares; (iii) compliance with organizational documents, contracts and laws; (iv) absence of other agreements relating to the purchase, acquisition or transfer of Peru Copper Shares; (v) absence of any voting trust or other similar agreements; (vi) absence of required consents; and (vii) absence of any current, pending or threatened legal proceeding or any judgments, decrees or orders against the Locked-Up Shareholder that would adversely affect in any manner the ability of the Locked-Up Shareholder to enter into the Lock-Up Agreement and to perform its obligations thereunder or the title of the Locked-Up Shareholder to any of its Peru Copper Shares.

Representations and Warranties of the Offeror

        The Offeror has made representations and warranties in the Lock-Up Agreement in respect of the following matters, among others: (i) organization of the Offeror; (ii) authority relative to the Lock-Up Agreement and enforceability of the Lock-Up Agreement; (iv) compliance with organizational documents, contracts and laws; and (vi) absence of required consents.

Termination of the Lock-Up Agreement

        The Lock-Up Agreement may be terminated:

  (a)
  in respect of a Locked-Up Shareholder, by a written instrument executed by the Offeror and the Locked-Up Shareholder;

  (b)
  by the Offeror with respect to any Locked-Up Shareholder if:

  (i)
  the Support Agreement is terminated in accordance with its terms;

  (ii)
  any of the representations and warranties of the Locked-Up Shareholders under the Lock-Up Agreement is not true and correct in all material respects, where such inaccuracy is reasonably likely to prevent or materially delay consummation of the Offer; or

  (iii)
  the Locked-Up Shareholders have not complied in all material respects with their respective obligations to the Offeror herein, where such non-compliance is reasonably likely to prevent or materially delay consummation of the Offer;

  (c)
  by any Locked-Up Shareholder (in respect of only its obligations) if:

  (i)
  the Locked-Up Shareholder's Peru Copper Shares are not acquired by the Offeror by the date on which the Support Agreement is terminated in accordance with its terms (other than with respect to the payment of any Non-Completion Fee by Peru Copper to the Offeror);

    (ii)
    any of the representations and warranties of the Offeror under the Lock-Up Agreement are not true and correct in all material respects, where such inaccuracy is reasonably likely to prevent or materially delay consummation of the Offer;

    (iii)
    the Offeror has not complied in all material respects with its obligations to the Locked-Up Shareholders therein, where such non-compliance is reasonably likely to prevent or materially delay consummation of the Offer; or

    (iv)
    the Offeror has not (for any reason other than the failure of the Locked-Up Shareholders to tender its Peru Copper Shares) taken up and paid for the Locked-Up Shareholder's Peru Copper Shares tendered under the Offer by the Offer Deadline.

        In the event that the Lock-Up Agreement is terminated as set out above, the Offeror shall no longer be required to make or pursue the Offer and, if the Offer has been made, the Locked-Up Shareholders shall be entitled to withdraw their Peru Copper Shares from the Offer.

        Subject to the survival of the Locked-Up Shareholders' representations and warranties regarding (i) organization, authority relative to the Lock-Up Agreement and enforceability of the Lock-Up Agreement and (ii) ownership of Peru Copper Shares, the Lock-Up Agreement will automatically terminate in respect of a Locked-Up Shareholder immediately following the completion of the purchase by the Offeror of the Locked-Up Shareholder's Peru Copper Shares.

Lock-Up Agreement with Other Shareholders

        George Ireland, a director of Peru Copper, also controls Peru Copper Shares through Geologic Resource Fund Ltd. and Geologic Resource Fund LP (collectively, "Geologic Resource") as a managing member and Chief Executive Officer of these companies. A letter signed on behalf of Geologic Resource acknowledges that it will tender its Peru Copper Shares to the Offer. However, in the event that a third party proposes a transaction to all Shareholders of Peru Copper pursuant to which it will acquire Peru Copper Shares and if, in the opinion of Geologic Resource, the value of the consideration per Peru Copper Share offered under the competing offer is greater than the value of consideration per Peru Copper Share payable pursuant to the Offer, Geologic Resource reserves the right to tender to the competing offer.

        Luis Baertl, a founder and former advisor of Peru Copper, beneficially holds Peru Copper Shares through Ranchu Copper Investments Limited ("Ranchu"). In a letter dated June 10, 2007, Ranchu has agreed to tender 3,500,000 Peru Copper Shares to the Offer. However, this obligation terminates if: (A) without Ranchu's consent, the Offeror: (i) increases the Minimum Condition in the terms and conditions of the Offer; (ii) decreases the consideration per Peru Copper Share; (iii) changes the form of consideration payable under the Offer (other than to increase the total consideration and/or add additional consideration or consideration alternatives); (iv) decreases the number of Peru Copper Shares in respect of which the Offer is made; or (v) imposes additional conditions to the Offer or otherwise materially varies the Offer (or any terms or conditions thereof) in a manner which is adverse to Ranchu; (B) Ranchu's 3,500,000 Peru Copper Shares are not acquired by the Offeror by the date on which the Support Agreement is terminated in accordance with its terms; or (C) the Offeror has not (for any reason other than the failure of Ranchu to tender its 3,500,000 Peru Copper Shares) taken up and paid for the 3,500,000 Peru Copper Shares tendered under the Offer. In the event of a competing offer to all Shareholders of Peru Copper pursuant to which it will acquire all of the Peru Copper Shares and which in the opinion of Ranchu, the value of the consideration per Peru Copper Share offered under the competing offer is greater than the value of consideration per Peru Copper Share payable pursuant to the Offer, Ranchu reserves the right to tender to the competing offer.

SHARE CAPITAL OF PERU COPPER

        The authorized share capital of Peru Copper consists of an unlimited number of Peru Copper Shares. As of the date hereof, 132,621,557 Peru Copper Shares were issued and outstanding. In addition, as of the date hereof, there are outstanding Peru Copper Options to acquire 7,378,220 Peru Copper Options.

        As a consequence of the Offer, all previously unvested Options will vest and become exercisable. Other than the Peru Copper Options, there are no other options, warrants or other rights outstanding to acquire any Peru Copper Shares. The Peru Copper Shares are listed and posted for trading on the Toronto Stock Exchange under the symbol "PCR" and on the American Stock Exchange and the Lima Stock Exchange under the symbol "CUP".

OWNERSHIP OF SECURITIES BY DIRECTORS AND OFFICERS OF PERU COPPER

        The following table sets out the names and positions with Peru Copper of each director and senior officer of Peru Copper and the number and percentage of outstanding Peru Copper Shares (excluding Peru Copper Options) beneficially owned, directly or indirectly, or over which control or direction is exercised by each such person and, where known after reasonable enquiry, by their respective associates.

Name	Position Held	Number of Peru Copper Shares Owned or Over Which Control or Direction is Exercised		Percentage of Outstanding Peru Copper Shares
J. DAVID LOWELL	Chairman	15,340,000	(1)	11.6
GERALD A. WOLFE	President and Chief Executive and Director	Nil		Nil
H. ERIC PEITZ	Chief Financial Officer	Nil		Nil
ANGEL ALVAREZ	Vice President, Exploration	Nil		Nil
THOMAS G. WHITE	Vice President, Project Development	Nil		Nil
DAVID E. DE WITT	Vice President, Corporate Development and Director	2,800,001	(2)	2.1
CATHERINE MCLEOD-SELTZER	Director	4,300,000		3.2
CARL L. RENZONI	Director	10,000		(4)
GEORGE R. IRELAND	Director	1,411,310	(3)	1.1
JOHN P. FAIRCHILD	Director	15,000		(4)
THOMAS J. O'NEIL	Director	Nil		Nil
MIGUEL GRAU M.	Director	Nil		Nil

Notes:

(1)
J. David Lowell, together with his wife, Edith Lowell, are trustees of Lowell Family Trust UA and exercise control and direction over these Peru Copper Shares in such capacity.

(2)
David De Witt exercises control or direction over 2,800,000 of these Peru Copper Shares, which are owned directly by a corporate entity in which David De Witt has a controlling interest.

(3)
George Ireland exercises control and direction over 1,350,700 of these Peru Copper Shares, which are owned directly by two corporate entities in which George Ireland has a controlling interest.

(4)
Represents less than 1% of the total issued and outstanding number of Peru Copper Shares.

        The directors and senior officers of Peru Copper, as a group, directly or indirectly own, or exercise control or direction over, 23,876,311 or approximately 18.0% of the outstanding Peru Copper Shares.

        The following directors and senior officers of Peru Copper hold Peru Copper Options pursuant to Peru Copper's Stock Option Plan to purchase the Peru Copper Shares indicated beside his or her name:

Name	Position Held	Outstanding Options to Purchase Peru Copper Shares (Exercisable/Unexercisable)	Total Options
J. DAVID LOWELL	Chairman	580,000/20,000	600,000
GERALD A. WOLFE	President and Chief Executive Officer, Director	Nil/500,000	500,000
H. ERIC PEITZ	Chief Financial Officer	90,000/360,000	450,000
ANGEL ALVAREZ	Vice President, Exploration	180,000/82,000	262,000
THOMAS G. WHITE	Vice President, Project Development	120,000/180,000	300,000
DAVID E. DE WITT	Vice President, Corporate Development, Director	356,000/20,000	376,000
CATHERINE MCLEOD-SELTZER	Director	380,000/20,000	400,000
CARL L. RENZONI	Director	370,000/20,000	390,000
GEORGE R. IRELAND	Director	380,000/20,000	400,000
JOHN P, FAIRCHILD	Director	380,000/20,000	400,000
THOMAS J. O'NEIL	Director	320,000/80,000	400,000
MIGUEL GRAU M.	Director	120,000/180,000	300,000

PRINCIPAL HOLDER OF SECURITIES OF PERU COPPER

        To the knowledge of the directors and senior officers of Peru Copper, after reasonable enquiry, the only person holding more than 10% of any class of securities of Peru Copper and the number, designation and percentage of outstanding securities of Peru Copper owned or over which control or direction is exercised by them, is as set forth below:

Name	Number of Peru Copper Shares(1)	Percentage of Peru Copper Shares(2)
LOWELL FAMILY TRUST UA	15,340,000	11.6%

Notes:

(1)
J. David Lowell, together with his wife, Edith Lowell, are trustees of Lowell Family Trust UA and exercise control and direction over these Peru Copper Shares in such capacity.

(2)
15,940,000 or 12.0% on a fully diluted basis taking into account Peru Copper Options.

INTENTIONS OF DIRECTORS, OFFICERS AND OTHERS
WITH RESPECT TO THE OFFER

        On June 10, 2007 the directors and officers and certain other Shareholders of Peru Copper entered into the Lock-Up Agreements with Chinalco under which they have agreed to support the offer and tender to the Offer the Peru Copper Shares which they beneficially own or control and any Peru Copper Shares they acquire prior to the Expiry Date pursuant to the exercise of Peru Copper Options, which collectively total 44,068,809 Peru Copper Shares, representing approximately 34% of the outstanding Peru Copper Shares on the date of the Lock-up Agreements, calculated on a Diluted Basis.

TRADING IN SECURITIES OF PERU COPPER

        None of Peru Copper, the directors or senior officers of Peru Copper or, to the knowledge of the directors and senior officers of Peru Copper, after reasonable enquiry, any associate of such persons, any person holding or exercising control or direction over 10% or more of the Peru Copper Shares or any person acting jointly or in concert with Peru Copper, has traded any Peru Copper Shares during the six months preceding the date hereof.

ISSUANCES OF SECURITIES OF PERU COPPER

        No Peru Copper Shares (or securities convertible into Peru Copper Shares) have been issued to the directors or senior officers of Peru Copper or, to the knowledge of the directors and senior officers of Peru Copper, after reasonable enquiry, any associate of such persons, during the two-year period preceding the date of the Offer, other than as set out below.

Name	Date of Issuance (dd/mm/yy)	Nature of Transaction	Number of Options	Exercise Price
MIGUEL GRAU M.	06/02/06	Grant of Options	300,000	$4.25
THOMAS G. WHITE	10/05/06	Grant of Options	300,000	$5.40
ANGEL ALVAREZ	10/05/06	Grant of Options	100,000	$5.40
H. ERIC PEITZ	10/08/06	Grant of Options	450,000	$4.97
GERALD A. WOLFE	15/01/07	Grant of Options	500,000	$4.60

OWNERSHIP OF SECURITIES OF CHINALCO

        None of Peru Copper or the directors or senior officers of Peru Copper or, to their knowledge after reasonable enquiry, any of their respective associates, or any person or company holding more than 10% of any class of equity securities of Peru Copper or any person or company acting jointly or in concert with Peru Copper, beneficially owns, directly or indirectly, or exercises control or direction over, any securities of the Offeror, or any of its affiliates.

RELATIONSHIP BETWEEN CHINALCO AND DIRECTORS AND SENIOR OFFICERS OF PERU COPPER

        Other than as provided in the Support Agreement, the Lock-Up Agreements and the agreements described below, there are no arrangements, agreements, commitments or understandings made or proposed to be made between the Offeror and any of the directors or senior officers of Peru Copper and no payments or other benefits are proposed to be made or given by the Offeror to such directors or senior officers as compensation for loss of office or as compensation for remaining in or retiring from office if the Offer is successful.

        None of the directors or senior officers of Peru Copper is a director or senior officer of Chinalco or any of its subsidiaries.

ARRANGEMENTS BETWEEN PERU COPPER AND ITS
DIRECTORS AND SENIOR OFFICERS

        Except as described herein or under the headings "Statement of Executive Compensation", "Stock Options", "Employment Agreements", "Compensation of Directors", "Directors' and Officers' Liability Insurance" and "Report on Executive Compensation" in Peru Copper's Management Information Circular, dated March 30, 2007, which was sent to Shareholders in connection with Peru Copper's 2007 Annual and Special Meeting of Shareholders, which sections are incorporated herein by reference, there are (i) no material agreements, arrangements or understandings between Peru Copper or its affiliates and any of the executive officers, directors or affiliates of Peru Copper, and (ii) no actual or potential conflicts of interest between Peru Copper or its affiliates and any of the executive officers, directors or affiliates of Peru Copper.

Eric Peitz, Chief Financial Officer
Employment Agreement dated as of August 1, 2006 (the "Peitz Agreement")

        Upon a Change of Control (as defined in the Peitz Agreement) of Peru Copper, Mr. Peitz shall have 120 days from the date of such Change of Control to elect in writing whether or not he wishes to terminate the Peitz Agreement and his employment thereunder, after which time he shall be deemed to have elected not to do so. If Mr. Peitz elects to terminate the Peitz Agreement and his employment thereunder, he must give written notice to Peru Copper under the Peitz Agreement and his employment shall terminate 30 days following the date of such notice. Upon a Change of Control, Mr. Peitz shall be entitled: (a) to be paid 36 months' base salary plus accrued but unused vacation and benefits (except for insured or other benefits which cannot be extended to a person not actively employed by the Company) for the earlier of 36 months or until Mr. Peitz obtains comparable benefits from another source; and (b) any Peru Copper Options granted to Mr. Peitz which are vested on the date of his termination, or not vested (in which case they shall immediately vest on such termination date) shall remain exercisable until the earlier of the expiry of such Peru Copper Options or the date which is 36 months following such termination date, notwithstanding the provisions of any other agreement or plan. In addition, if there is a Change of Control and within six months thereof there is a material decrease in any of the duties, powers, rights, discretion, salary or benefits of Mr. Peitz as they existed immediately prior to the Change of Control, then Mr. Peitz may elect to terminate the Peitz Agreement and shall then be entitled to the same rights as noted in (a) above and any Peru Copper Options granted to Mr. Peitz which are vested on the date of his termination shall remain exercisable until the earlier of their expiry of such Peru Copper Options or the date which is 36 months following such termination date, notwithstanding the provisions of any other agreement or plan. Any Peru Copper Options which are not vested on the date of termination shall be cancelled on such date and be of no further force or effect. Mr. Peitz may, at his option, require Peru Copper to pay all or part of the compensation owing to him upon such termination into a retirement compensation arrangement or comparable retirement fund, provided that such request shall be permissible under applicable laws and shall be at no expense to Peru Copper.

Gerald Wolfe, President and Chief Executive Officer
Amended and Restated Employment Agreement effective as of January 15, 2007 (the "Wolfe Agreement")

        If, within 12 months of a Change of Control (as defined in the Wolfe Agreement), Peru Copper gives notice of its intention to termination the employment of Mr. Wolfe for any reason other than just cause, or a Triggering Event occurs (as defined in the Wolfe Agreement) and within 3 months following the Triggering Event Mr. Wolfe elects to terminate the Wolfe Agreement and his employment thereunder, Mr. Wolfe shall be entitled to receive from Peru Copper a lump sum payment equal to 12 months' base salary plus US$100,000 in lieu of any benefits plus accrued but unused vacation pay. Any Peru Copper Options granted to Mr. Wolfe which are vested on the date of his termination (or not vested in which case they shall immediately vest on such termination date) shall remain exercisable until the earlier of the expiry of such Peru Copper Options or the date which is 12 months following such termination date, notwithstanding the provisions of any other agreement or plan. In addition, the 50,000 restricted Peru Copper Shares issued to Mr. Wolfe under his Signing Bonus (as defined in the Wolfe Agreement), which are issuable in two equal tranches of 25,000 each on the first and second anniversary dates from the date of the Wolfe Agreement, shall become immediately payable upon termination. The Company has the ability to elect to pay to Mr. Wolfe the cash value of such Signing Bonus shares in lieu of issuing Peru Copper Shares. Peru Copper shall also be obligated to reimburse Mr. Wolfe for reasonable expenses incurred in connection with relocating to Canada within 6 months of termination of Mr. Wolfe's employment. Mr. Wolfe may, at his option, require Peru Copper to pay all or part of the compensation owing to him upon such termination into a retirement compensation arrangement or comparable retirement fund, provided that such request shall be permissible under applicable laws and shall be at no expense to Peru Copper.

Thomas White, Vice President, Project Development
Executive Employment Agreement entered into as of May 22, 2006 (the "White Agreement")

        Upon a Change of Control (as defined in the White Agreement), the White Agreement shall terminate and Mr. White shall be paid the remainder of his base salary for the remainder of the term of the White Agreement, which term ends on May 21, 2008, pro-rated as of the date of the Change of Control. Any unexercised or unvested Peru Copper Options shall become immediately exercisable as of the date of the Change of Control in accordance with the terms of Peru Copper's stock option plan, and must be exercised in their entirety on such date and not thereafter.

PERSONS OR ASSETS EMPLOYED, COMPENSATED OR USED

        UBS was retained as financial advisor to Peru Copper in connection with the Offer and the consideration of Peru Copper's strategies and alternatives. In connection with the services provided by UBS as Peru Copper's financial advisor, Peru Copper has agreed to pay to UBS an aggregate fee of up to $30.6 million, portions of which were payable during the course of the advisory work provided by UBS and upon the rendering of the UBS Opinion, and a substantial portion of which is payable upon completion of the Offer. Peru Copper has also agreed to reimburse UBS for its reasonable expenses (including attorneys' fees) and to indemnify UBS and related parties against certain liabilities, including liabilities under relevant securities laws, relating to, or arising out of, its engagement. UBS has provided the UBS Opinion stating that, subject to the limitations, assumptions made, procedures followed, matters considered and limitations on the review undertaken in rendering such opinion, the consideration to be received by Shareholders (other than the Offeror and any of its affiliates) in the Offer is fair, from a financial point of view, to such Shareholders.

        Peru Copper also retained Canaccord to act as financial advisor to the Special Committee of the Board of Directors and will pay Canaccord reasonable and customary compensation for its services and will reimburse it for its reasonable out-of-pocket expenses. Peru Copper has agreed to indemnify Canaccord against certain liabilities arising out of or in connection with its engagement. Canaccord has provided the Canaccord Opinion stating that the consideration to be received by Shareholders (other than the Offeror and any of its affiliates) in the Offer is fair, from a financial point of view, to such Shareholders.

        Except as set forth above, neither Peru Copper nor any person acting on its behalf has employed, retained or agreed to compensate any person making solicitations or recommendations to the Shareholders in connection with the Offer.

INTEREST OF CERTAIN PERSONS IN MATERIAL CONTRACTS OF CHINALCO

        Other than the Lock-Up Agreements, none of the directors and senior officers of Peru Copper and, to the knowledge of such directors and senior officers after reasonable enquiry, none of their respective associates or any person or company who holds more than 10% of any class of securities of Peru Copper has any interest in any material contract to which the Offeror is a party.

MATERIAL CHANGES IN THE AFFAIRS OF PERU COPPER

        Except as publicly disclosed or as otherwise described or referred to in the Offering Circular or this Directors' Circular, the directors and senior officers of Peru Copper are not aware of any information that indicates any material change in the affairs, activities, financial position or prospects of Peru Copper since March 31, 2007, being the date of the last published unaudited interim financial statements of Peru Copper.

OTHER TRANSACTIONS

        There is no transaction, Board of Directors' resolution, agreement in principle or signed contract of Peru Copper, other than as described or referred to in the Offering Circular or this Directors' Circular, which has occurred in response to the Offer. Other than as described or referred to in the Offering Circular or this Directors' Circular, no negotiations are underway in response to the Offer which relate to or would result in (i) an extraordinary transaction such as a merger or reorganization involving Peru Copper or a subsidiary; (ii) the purchase, sale or transfer of a material amount of assets by Peru Copper or a subsidiary; (iii) an issuer bid or other acquisition of securities by Peru Copper; or (iv) any material change in the capitalization or dividend policy of Peru Copper.

OTHER INFORMATION

        Except as otherwise described or referred to in the Offering Circular or this Directors' Circular, or otherwise publicly disclosed, no other information is known to the directors or senior officers of Peru Copper that would reasonably be expected to affect the decision of the Shareholders to accept or reject the Offer.

PRIOR VALUATIONS

        The Board of Directors is not aware of any "prior valuations", as defined in Rule 61-501 and Regulation Q-27, of Peru Copper or its material assets or securities within the 24 month period preceding the date of the Offer.

STATUTORY RIGHT OF ACTION FOR DAMAGES

        Securities legislation in certain of the provinces and territories of Canada provide the Shareholders with, in addition to any other rights they may have at law, rights of rescission or to damages, or both, if there is a misrepresentation in a circular or notice that is required to be delivered to such Shareholders. However, such rights must be exercised within prescribed time limits. Shareholders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult with a lawyer.

APPROVAL OF DIRECTORS' CIRCULAR

        The content of this Directors' Circular has been approved and the delivery thereof has been authorized by the Board of Directors.

CONSENT OF UBS SECURITIES CANADA INC.

To the Board of Directors of
Peru Copper Inc.

        We refer to our opinion dated June 10, 2007, which we prepared for the Board of Directors of Peru Copper Inc. in connection with its consideration of the proposed offer by Chinalco Canada B.C. Holdings Ltd., a wholly-owned subsidiary of Aluminum Corporation of China, for all of the common shares of Peru Copper Inc. We consent to the references to our firm name and to our opinion and the inclusion of a summary of our opinion, and the text of our opinion, in this document.

Toronto, Ontario	(Signed) UBS SECURITIES CANADA INC.
June 25, 2007

CONSENT OF CANACCORD CAPITAL CORPORATION

To the Special Committee of the Board of Directors of
Peru Copper Inc.

        We refer to the formal Opinion of our firm dated June 10, 2007, which we prepared for the Special Committee of the Board of Directors of Peru Copper in connection with its consideration of the proposed offer by Chinalco Canada B.C. Holdings Ltd., a wholly-owned subsidiary of Aluminum Corporation of China, for all of the Peru Copper Shares of Peru Copper. We consent to the references to the formal Opinion and the inclusion of a summary of the formal Opinion, and the text of the formal Opinion, in this document.

Toronto, Ontario	(Signed) Canaccord Capital Corporation
June 25, 2007

CERTIFICATE

June 25, 2007

        The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made. The foregoing does not contain any misrepresentation likely to affect the value or market price of the Peru Copper Shares subject to the Offer.

On behalf of the Board of Directors:

(Signed) J. DAVID LOWELL	(Signed) DAVID E. DE WITT
Director	Director

C-1

SCHEDULE "A"

OPINIONS OF UBS SECURITIES CANADA INC. AND CANACCORD CAPITAL CORPORATION

UBS Securities Canada Inc. BCE Place 161 Bay Street Suite 4100, P.O. Box 617 Toronto, Ontario M5J 2S1 Tel: 416 350-2201 Fax: 416 364-9296

June 10, 2007
The Board of Directors Peru Copper Inc.
1050 – 625 Howe Street
Vancouver, British Columbia
V6C 2T6
To the Board of Directors:

        We understand that Peru Copper Inc. (the "Company"), is considering a transaction whereby the Aluminum Corporation of China (together with its subsidiaries and affiliates, the "Offeror"), will acquire all of the issued and outstanding common shares (the "Shares") of the Company. Pursuant to the terms of a support agreement dated June 10, 2007 (the "Support Agreement"), between the Offeror and the Company, the Offeror will make an offer to purchase all of the outstanding Shares at a price of C$6.60 in cash (the "Consideration") for each Share (the "Offer"). The terms and conditions of the Offer are set forth in the Support Agreement.

        You have requested our opinion as to the fairness, from a financial point of view, to the holders of Shares (the "Shareholders") (other than the Offeror) of the Consideration to be received by such Shareholders in the Offer.

        UBS Securities Canada Inc. ("UBS") has acted as financial advisor to the Company in connection with the Offer and will receive a fee for its services, a portion of which is payable in connection with this opinion and the significant portion of which is contingent upon consummation of the Offer. In the ordinary course of business, UBS, its successors and affiliates may hold or trade, for their own accounts and the accounts of their customers, securities of the Company and/or the Offeror and, accordingly, may at any time hold a long or short position in such securities.

        Our opinion does not address the relative merits of the Offer as compared to other business strategies or transactions that might be available with respect to the Company or the Company's underlying business decision to effect the Offer. Our opinion does not constitute a recommendation to any Shareholder as to whether or not to accept the Offer or how to otherwise act with respect to the Offer. At your direction, we have not been asked to, nor do we, offer any opinion as to the terms, other than the Consideration to the extent expressly specified herein, of the Offer, the Support Agreement or any related documents or the form of the Offer. You have not requested that we provide a formal valuation of the Company or of any of its respective securities or assets, and our opinion should not be construed as such. We also express no opinion as to the price at which Shares will trade at any time. In rendering this opinion, we have assumed, with your consent, that (i) the final executed form of the Support Agreement does not differ in any material respect from the draft that we have examined, (ii) the Offeror and the Company will comply with all the material terms of the Support Agreement, and (iii) the Offer will be consummated in accordance with the terms of the Support Agreement without any adverse waiver or amendment of any material term or condition thereof. We have also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Offer will be obtained without any material adverse effect on the Company or the Offer.

        In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and historical financial information relating to the Company; (ii) reviewed certain internal financial information and other data relating to the business and financial prospects of the Company that were provided to us by the management of the Company and not publicly available, including financial forecasts and estimates prepared by management of the Company; (iii) conducted discussions with members of the senior management of the Company concerning the business and financial prospects of the Company; (iv) reviewed publicly available financial and stock market data with respect to certain other companies we believe to be generally relevant;

UBS Securities Canada Inc. is a subsidiary of UBS AG.
UBS Securities is a financial services group of UBS AG.

(v) compared the financial terms of the Offer with the publicly available financial terms of certain other transactions we believe to be generally relevant; (vi) reviewed current and historical market prices of the Shares; (vii) reviewed the Support Agreement; (viii) reviewed a certificate (the "Company Certificate") dated the date hereof from certain senior officers of the Company regarding certain matters; and (ix) conducted such other financial studies, analyses and investigations, and considered such other information, as UBS deemed necessary or appropriate. At your request, we have contacted third parties to solicit indications of interest in a possible transaction with the Company and held discussions with certain of these parties prior to the date hereof.

        In connection with our review, with your consent, we have not assumed any responsibility for independent verification of any of the information provided to or reviewed by us for the purpose of this opinion and have, with your consent, relied on such information being complete and accurate in all material respects. In addition, with your consent, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluation or appraisal. With respect to the financial forecasts and estimates referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us, as of the date hereof.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by Shareholders (other than the Offeror) in the Offer is fair, from a financial point of view, to such Shareholders.

        This opinion is provided for the benefit of the Company's Board of Directors in connection with, and for the purpose of, its evaluation of the Offer. We disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting this opinion of which we may become aware after the date hereof. In the event that there is any material change in any fact or matter affecting this opinion after the date hereof, we reserve the right to change (but have no obligation to), modify or withdraw this opinion.

Very truly yours,
(Signed) UBS SECURITIES CANADA INC.

June 10, 2007
Special Committee of the Board of Directors
Peru Copper Inc.
1050 - 625 Howe Street
Vancouver, BC
V6C 2T6

To the Special Committee of the Board of Directors
of Peru Copper Inc. (the "Special Committee")

        Canaccord Capital Corporation ("Canaccord") understands that Aluminum Corporation of China and/or a wholly-owned subsidiary thereof (collectively referred to herein as, "Chinalco"), has made an offer (the "Offer") to purchase all of the outstanding common shares ("Peru Copper Shares") of Peru Copper Inc. ("Peru Copper") for cash consideration of C$6.60 per Peru Copper Share (the "Consideration"). The Offer will be made pursuant to the terms of a support agreement dated June 10, 2007 between Chinalco and Peru Copper (the "Support Agreement"). The terms of the Offer are more fully described in the Support Agreement. In connection with the Offer, Canaccord also understands that certain holders of Peru Copper Shares, who collectively own or exercise control or direction over approximately 34% of the issued and outstanding Peru Copper Shares as at the date hereof, have signed irrevocable lock-up agreements dated June 10, 2007 with Chinalco (the "Lock-Up Agreements") pursuant to which, among other things, such holders of Peru Copper Shares have agreed to tender their Peru Copper Shares currently owned or any Peru Copper Shares subsequently acquired pursuant to the exercise of stock options of Peru Copper pursuant to the Offer and not to withdraw them unless such Lock-Up Agreements are terminated in accordance with their terms.

        Canaccord also understands that, pursuant to the terms of the Offer, on June 19, 2007 Peru Copper completed the issue and sale of 13,200,000 Peru Copper Shares (the "Chinalco Private Placement Shares") to Chinalco on a private placement basis at a price of C$5.30 per share.

        The terms of the Offer and, in particular, the aggregate consideration being offered to the holders of Peru Copper Shares (the "Peru Copper Shareholders"), have been determined through negotiations between the management of Peru Copper and Chinalco, with UBS Securities Canada Inc. providing certain financial advisory services to Peru Copper, its board of directors and the Special Committee.

Engagement of Canaccord

        Canaccord understands that on May 18, 2007 the Special Committee, comprised of members of the board of directors of Peru Copper who are independent of the management of Peru Copper and of Chinalco was constituted to consider the Offer and to make recommendations thereon to the board of directors of Peru Copper.

        The Special Committee engaged Canaccord (the "Engagement") to prepare and deliver to the Special Committee this opinion as to the fairness of the Offer, from a financial point of view, to the Peru Copper Shareholders taken as a whole (the "Fairness Opinion") pursuant to an engagement letter dated as of June 8, 2007 (the "Engagement Letter").

        Under the Engagement Letter, Peru Copper has agreed to pay Canaccord a cash fee for rendering this Fairness Opinion in connection with the Offer, no portion of which is conditional upon this Fairness Opinion being favourable, or that is contingent upon the consummation of the Offer. Peru Copper has also agreed to reimburse Canaccord for all reasonable out-of-pocket expenses and to indemnify Canaccord in relation to certain claims or liabilities that may arise in connection with the services performed under the Engagement Letter.

        This Fairness Opinion has been prepared in accordance with the disclosure standards for fairness opinions of the Investment Dealers Association of Canada (the "IDA"), but the IDA has not been involved in the preparation or review of this Fairness Opinion.

        Peru Copper has acknowledged that this Fairness Opinion and all oral or written advice and materials provided by Canaccord to Peru Copper (including, without limitation, the Special Committee and the directors, management and legal counsel of Peru Copper) in connection with the Engagement are intended solely for the benefit and internal use of Peru Copper (including, without limitation, the Special Committee and the directors, management and legal counsel of Peru Copper), subject to certain exceptions provided in the Engagement Letter.

        Canaccord consents to the inclusion of the Fairness Opinion in its entirety and a summary thereof, which summary shall be in a form acceptable to Canaccord, in the directors' circular of Peru Copper to be mailed to the Peru Copper Shareholders in connection with the Offer and to the filing thereof by Peru Copper with the securities regulatory authorities in each province and territory of Canada.

Credentials of Canaccord

        Canaccord is Canada's largest independently-owned investment banking firm. Canaccord employs approximately 1,600 people with offices in major Canadian cities, as well as internationally in Britain, the United States and Barbados. Canaccord has approximately C$14 billion in assets under administration and is publicly traded with a market capitalization of approximately C$1 billion. Canaccord provides a wide range of services, including corporate finance, mergers and acquisitions, financial advisory services, institutional and retail equity sales and trading and investment research. Canaccord and its principals have extensive knowledge of Canadian and US equity capital markets, have prepared numerous valuations and fairness opinions, and have led numerous transactions involving private and publicly traded companies.

        This Fairness Opinion is the opinion of Canaccord and the form and content hereof has been approved for release by a committee of its officers and directors, who are experienced in the preparation of fairness opinions and in merger, acquisition, divestiture and valuation matters.

Relationship with Interested Parties

        Canaccord is not an insider, associate or affiliate (as such terms are defined in the Securities Act (Ontario)) of Peru Copper, Chinalco, or their respective associates or affiliates (collectively, the "Interested Parties"). In addition, Canaccord confirms that it is independent of all Interested Parties and is free from any conflicts that would impede it from advising the Special Committee with respect to the Offer.

Relationship with Peru Copper

        Prior to the Engagement, in October 2004, Canaccord acted for Peru Copper as an underwriter in its initial public offering of equity securities, which raised gross proceeds of C$48 million. The fees received by Canaccord in connection with the equity financing were consistent with accepted industry practices in Canada for the fees payable to investment dealers for services of this nature.

Relationship with Chinalco

        Prior to the Engagement, Canaccord has not acted for Chinalco as a financial advisor or as an underwriter or in any other capacity.

Other Activities of Canaccord

        Canaccord acts as a trader and dealer, both as principal and agent, in all Canadian and US financial markets and, in such capacity, may have had, or in the future may have, positions in the securities of the Interested Parties and, from time to time, may have executed, or in the future may execute, transactions on behalf of the Interested Parties or other clients for which it received or may receive compensation. In addition, as an investment dealer, Canaccord conducts research on securities and may, in the ordinary course of business, be expected to provide research reports and investment advice to its clients on issues and investment matters, including research and advice on one or more of the Interested Parties or the Offer.

        Other than pursuant to the Engagement, Canaccord does not have any agreements, commitments or understandings in respect of any future business involving any of the Interested Parties. However, Canaccord may, from time to time in the future, seek or be provided with assignments from one or more of the Interested Parties.

Scope of Review

        Canaccord has not been asked to, nor does Canaccord offer any opinion as to the terms of the Offer (other than in respect of the fairness of the Offer, from a financial point of view, to Peru Copper Shareholders) or the form of any agreements or documents related to the Offer.

        In preparing this Fairness Opinion, Canaccord reviewed and, where considered appropriate, in the exercise of its professional judgment, relied upon, without independently attempting to verify, among other things, the following:

  •
  the Support Agreement;

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  the Lock-up Agreements;

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  the company disclosure letter dated June 10, 2007;

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  the financial terms of the Offer and the financial terms of certain other transactions considered by Canaccord to be relevant;

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  certain correspondence with relevant Canadian tax authorities and other tax information;

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  a summary of outstanding litigation for and against Peru Copper and its subsidiaries;

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  certain other material agreements and documents related to the Offer;

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  certain publicly available financial and other information concerning Peru Copper that Canaccord considered to be relevant for purposes of its analysis;

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  historical market prices and valuation multiples for the Peru Copper Shares (excluding, for greater certainty, the price at which the Chinalco Private Placement Shares were issued) and comparisons of such prices and multiples with publicly available financial data concerning certain publicly traded companies that Canaccord considered to be relevant for purposes of its analysis;

  •
  certain published investment dealer research on Peru Copper and the respective target prices;

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  public information with respect to other transactions of a comparable nature that Canaccord considered to be relevant for purposes of its analysis; and

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  certain other documents filed by Peru Copper on the System for Electronic Document Analysis and Retrieval since 2004 that Canaccord considered to be relevant for purposes of its analysis.

        Canaccord has not, to the best of its knowledge, been denied access by Peru Copper or any of its respective associates or affiliates to any information requested by Canaccord.

Prior Valuations

        Peru Copper has represented, to the best of its knowledge, to Canaccord that there have not been any prior valuations (as defined in Ontario Securities Commission Rule 61-501 — Insider Bids, Issuer Bids, Business Combinations and Related Party Transactions ("OSC Rule 61-501")) of Peru Copper in the 24 months preceding the date hereof.

Assumptions and Limitations

        With the approval of Peru Copper and as provided for under the Engagement Letter, Canaccord has relied upon, and has assumed the completeness, accuracy and fair presentation of all financial information, business plans, forecasts, projections, estimates and budgets and other information, data, advice, opinions and representations obtained by it from public sources or provided to Canaccord by Peru Copper, or their respective officers, associates, affiliates, consultants, advisors and representatives pursuant to the Engagement relating to Peru Copper and its assets (collectively, the "Information"). This Fairness Opinion is conditional upon such completeness, accuracy and fair presentation of the Information. In accordance with the terms of the Engagement, but subject to the exercise of its professional judgment, and except as expressly described herein, Canaccord has not attempted to verify independently the completeness, accuracy or fair presentation of any of the Information.

        Senior management of Peru Copper has represented to Canaccord in a certificate provided in such capacity that, among other things: (i) the Information provided orally by, or in the presence of, an officer or employee of Peru Copper or in writing by Peru Copper or any of its subsidiaries or affiliates (as such terms are defined in the Securities Act (Ontario)) or their respective agents to Canaccord for purposes of preparing this Fairness Opinion was, at the date the Information was provided to Canaccord, complete, true and correct in all material respects, and did not and does not contain any untrue statement of a material fact in respect of Peru Copper, its subsidiaries, affiliates or the Offer and did not and does not omit to state a material fact in respect of Peru Copper, its subsidiaries, affiliates or the Offer necessary to make the Information not misleading in light of the circumstances under which the Information was made or provided; (ii) since the dates on which the Information was provided to Canaccord, except as disclosed in writing to Canaccord, there has been no material change, financial or otherwise, in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of Peru Copper or any of its subsidiaries or affiliates and no material change has occurred in the Information or any part thereof which would have or which would reasonably be expected to have a material effect on this Fairness Opinion; (iii) there are no independent appraisals or valuations or material non-independent appraisals or valuations relating to Peru Copper or any of its subsidiaries or affiliates or any of their respective material assets or liabilities which have been prepared as of a date within the 24 months preceding the date hereof and which have not been provided in writing to Canaccord; (iv) since the dates on which the Information was provided to Canaccord, no material transaction has been entered into by Peru Copper or any of its subsidiaries or affiliates; (v) they have no knowledge of any facts not contained in or referred to in the Information provided to Canaccord by Peru Copper which would reasonably be expected to affect this Fairness Opinion, including the assumptions used or the scope of the review undertaken; (vi) other than as disclosed in the Information, to the best of their knowledge, information and belief after reasonable inquiry, Peru Copper does not have any material contingent liabilities and there are no actions, suits, proceedings or inquiries pending or threatened in writing against or affecting Peru Copper or any of its subsidiaries or affiliates at law or in equity or before or by any federal, provincial, municipal or other governmental department, commission, bureau, board, agency or instrumentality which may in any way materially adversely affect Peru Copper and its subsidiaries taken as a whole; (vii) all financial material, documentation and other data concerning the Offer, Peru Copper and its subsidiaries or affiliates, including any projections or forecasts, provided to Canaccord were prepared on a basis consistent in all material respects with the accounting policies applied in the audited consolidated financial statements of Peru Copper dated as at December 31, 2006, reflect the assumptions disclosed therein (which assumptions management of Peru Copper believes to be reasonable) and do not contain any untrue statement of a material fact or omit to state any material fact necessary to make such financial material, documentation or data not misleading in light of the circumstances in which such financial material, documentation or data was provided to Canaccord; (viii) to their knowledge, after having made due inquiry, no verbal or written offers for all or a material part of the properties and assets owned by, or the securities of, Peru Copper or any of its subsidiaries or affiliates have been received and no negotiations have occurred relating to any such offer within the 24 months preceding the date of the Engagement Letter which have not been disclosed in writing to Canaccord; and (ix) there are no agreements, undertakings, commitments or understandings (written or oral, formal or informal) relating to the Offer, except as have been disclosed in writing to Canaccord.

        Canaccord has assumed that all conditions precedent to the completion of the Offer can be satisfied or waived by the parties thereto in the time required and that all consents, permissions, exemptions or orders of third parties and relevant authorities will be obtained, without adverse condition or qualification, and that the Offer can proceed as scheduled and without material additional cost to Peru Copper or liability of Peru Copper to third parties, that the procedures being followed to implement the Offer are valid and effective and all required documents under applicable securities laws will be distributed to the Peru Copper Shareholders in accordance with all applicable securities laws, and that the disclosure in such documents will be accurate and will comply in all material respects with the requirements of all applicable securities laws.

        This Fairness Opinion is rendered on the basis of securities markets, economic and general business and financial conditions prevailing as of the date hereof and the condition and prospects, financial and otherwise, of Peru Copper as they were reflected in the information and documents, including, without limitation, the Information, reviewed by Canaccord and as it was represented to Canaccord in its discussions with representatives of Peru Copper. In its analysis and in connection with the preparation of this Fairness Opinion, Canaccord has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of Peru Copper.

        This Fairness Opinion has been provided exclusively for the use of the Special Committee for the purposes of considering the Offer. Canaccord disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting this Fairness Opinion, which may arise or come to Canaccord's attention after the date hereof. Without limiting the foregoing, in the event that there is any material change in any fact or matter upon which this Fairness Opinion is based, subject to the terms of the Engagement Letter, Canaccord reserves the right to change, modify or withdraw this Fairness Opinion as of the date of such material change in any fact or matter affecting this Fairness Opinion.

        The disclosure by Peru Copper of the retention of Canaccord and the contents of this Fairness Opinion in certain regulatory filings as required and in accordance with all applicable laws, rules or regulations of any governmental authority or stock exchange will be permitted subject to Canaccord's prior review and approval (acting reasonably) of such disclosure. Except as provided in this Fairness Opinion and in the Engagement Letter, or as may be required by applicable law or requirements of securities regulatory authorities or stock exchange in connection with the Offer, this Fairness Opinion is not to be used, published or distributed in whole or in part, in any other way or to any other person without the prior written consent of Canaccord, such consent not to be unreasonably withheld or delayed.

        Canaccord has not been engaged to provide and has not provided: (i) a formal valuation of Peru Copper or its securities pursuant to OSC Rule 61-501 or Regulation Q-27 of the Autorité des marchés financiers du Québec or otherwise; (ii) an opinion as to the fairness of the process underlying the Offer; or (iii) a recommendation to any Peru Copper Shareholder to tender or not tender their Peru Copper Shares to the Offer; and, in each case, this Fairness Opinion should not be construed as such.

Approach to Fairness

        The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant assumptions and methods of financial analysis and the application of these methods to the particular circumstances and, therefore, a fairness opinion is not necessarily susceptible to partial analysis or summary description. Qualitative judgments were made based upon Canaccord's assessment of the surrounding factual circumstances relating to the Offer and Canaccord's analysis of such factual circumstances in its best judgment. Any attempt to select portions of Canaccord's analysis or of the factors considered, without considering all of the analysis employed and factors considered, would likely create an incomplete and misleading view of the process underlying this Fairness Opinion. This Fairness Opinion should be read in its entirety.

        In rendering this Fairness Opinion, Canaccord has considered and performed a variety of financial analyses, including, among others, the following specific methodologies and valuation metrics:

  •
  Discounted Cash Flow ("DCF")

    The discounted cash flow (DCF) methodology reflects the growth prospects and risks inherent in Peru Copper's business by taking into account the amount, timing and relative certainty of projected unlevered free cash flows expected to be generated by Peru Copper's projects. This "intrinsic" value is then discounted to reflect the stage of development of the Company's assets;

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  Comparable Company Analysis

    Canaccord reviewed comparable company trading multiples for Peru Copper's peer group;

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  Precedent Transactions Analysis — Copper Equivalent

    Canaccord reviewed the price paid per in-situ pound of copper equivalent resource in peer group precedent transactions;

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  Precedent Transactions Analysis — Takeover Premiums

    Canaccord reviewed takeover premiums for precedent all cash transactions;

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  Investment Dealer Research

    Canaccord reviewed investment dealer research on Peru Copper and their respective published target prices; and

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  Historical Trading Range

    Canaccord reviewed Peru Copper's historical trading price ranges.

Conclusion

        Based upon and subject to the foregoing, Canaccord is of the opinion that, as of the date hereof, the Consideration is fair, from a financial point of view, to the Peru Copper Shareholders (excluding, for greater certainty, Chinalco and any of its subsidiaries and affiliates).

Yours truly,

(Signed) CANACCORD CAPITAL CORPORATION

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Notice to Shareholders in the United States
FORWARD-LOOKING STATEMENTS
CURRENCY AND EXCHANGE RATE INFORMATION
AVAILABILITY OF DISCLOSURE DOCUMENTS
TABLE OF CONTENTS
DIRECTORS' CIRCULAR
PERU COPPER INC.
ALUMINUM CORPORATION OF CHINA
BACKGROUND TO THE OFFER
BACKGROUND TO THE OFFER AND RESPONSE OF PERU COPPER
RECOMMENDATION OF THE BOARD OF DIRECTORS
REASONS FOR THE RECOMMENDATION
SUMMARY OF THE OPINIONS OF UBS SECURITIES CANADA INC. AND CANACCORD CAPITAL CORPORATION
SUPPORT AGREEMENT
LOCK-UP AGREEMENTS
SHARE CAPITAL OF PERU COPPER
OWNERSHIP OF SECURITIES BY DIRECTORS AND OFFICERS OF PERU COPPER
PRINCIPAL HOLDER OF SECURITIES OF PERU COPPER
INTENTIONS OF DIRECTORS, OFFICERS AND OTHERS WITH RESPECT TO THE OFFER
TRADING IN SECURITIES OF PERU COPPER
ISSUANCES OF SECURITIES OF PERU COPPER
OWNERSHIP OF SECURITIES OF CHINALCO
RELATIONSHIP BETWEEN CHINALCO AND DIRECTORS AND SENIOR OFFICERS OF PERU COPPER
ARRANGEMENTS BETWEEN PERU COPPER AND ITS DIRECTORS AND SENIOR OFFICERS
PERSONS OR ASSETS EMPLOYED, COMPENSATED OR USED
INTEREST OF CERTAIN PERSONS IN MATERIAL CONTRACTS OF CHINALCO
MATERIAL CHANGES IN THE AFFAIRS OF PERU COPPER
OTHER TRANSACTIONS
OTHER INFORMATION
PRIOR VALUATIONS
STATUTORY RIGHT OF ACTION FOR DAMAGES
APPROVAL OF DIRECTORS' CIRCULAR
CONSENT OF UBS SECURITIES CANADA INC.
CONSENT OF CANACCORD CAPITAL CORPORATION
CERTIFICATE
SCHEDULE "A" OPINIONS OF UBS SECURITIES CANADA INC. AND CANACCORD CAPITAL CORPORATION